UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Xenia Hotels & Resorts, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 31, 2025
Dear Stockholder:
You are cordially invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc. (“Xenia”) to be held at Hyatt Regency Grand Cypress Resort, One Grand Cypress Blvd, Orlando, Florida 32836, on Tuesday, May 13, 2025, at 8:00 a.m., local time.

At the Annual Meeting you will be asked to (a) elect eight directors to our Board of Directors, (b) approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in our proxy materials (“say-on-pay”), (c) approve an amendment to Xenia's 2015 Incentive Award Plan, (d) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 and (e) transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. You may submit your proxy or voting instructions via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.
Important Note: If you plan to attend the Annual Meeting, you must obtain an admission ticket by registering no later than Friday, May 9, 2025. To register, follow the instructions provided in "Article IX: Attending the Annual Meeting" of the proxy statement. You must bring your admission ticket and a valid, government-issued photo identification in order to gain access to the Annual Meeting.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

Marcel Verbaas Chair and Chief Executive Officer

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (“Xenia”), will be held at Hyatt Regency Grand Cypress Resort, One Grand Cypress Blvd, Orlando, Florida 32836, on Tuesday, May 13, 2025, at 8:00 a.m., local time, for the following purposes:
1.To consider and vote upon the election of eight directors who will each hold office until the 2026 annual meeting of stockholders and until his or her successor is duly elected and qualifies;
2.To consider and vote, on an advisory and non-binding basis, upon a resolution approving the compensation of Xenia's named executive officers as described in our proxy materials (“say-on-pay”);
3.To consider and vote on an amendment to Xenia's 2015 Incentive Award Plan to increase the number of shares that may be issued thereunder by 2,250,000 shares;
4.To consider and vote upon the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
5.To transact any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
Stockholders of record at the close of business on March 21, 2025 are entitled to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
In seeking to conserve natural resources and reduce costs, we are primarily furnishing proxy materials to our stockholders electronically as permitted by the U.S. Securities and Exchange Commission. Unless an election has been affirmatively made to receive printed paper copies of the materials by mail, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials free of charge over the internet.

By Order of the Board of Directors

Taylor C. Kessel Corporate Secretary

Orlando, Florida
March 31, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2025:

The proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com.

The Board of Directors urges you to authorize proxies to vote your shares by telephone or via the internet prior to the Annual Meeting or to obtain an admission ticket and vote in person at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy or voting instructions on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form.

PROXY SUMMARY

This summary highlights some of the topics discussed in this proxy statement. It does not cover all of the information you should consider before voting, and you are encouraged to read the entire proxy statement before casting your vote.

GENERAL INFORMATION

Meeting:	Annual Meeting of Stockholders	Stock Symbol:	XHR
Date:	Tuesday, May 13, 2025	Exchange:	New York Stock Exchange
Time:	8:00 a.m.	Common Stock Outstanding:	101,436,285
Location:	Hyatt Regency Grand Cypress Resort	State of Incorporation:	Maryland
	One Grand Cypress Blvd	Exchange Listed Public Company Since:	2015
	Orlando, Florida 32836	Corporate Website:	www.xeniareit.com
Record Date:	March 21, 2025	Investor Relations Website:	investors.xeniareit.com
The information found on, or otherwise accessible through, including other documents mentioned in this proxy and included on our website (but not otherwise filed with the SEC), our website is not incorporated by reference into, nor does it form a part of, this proxy statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

Proposal	Proposal Summary	Board Recommendation	Page
Proposal 1	Election of Directors	FOR each Director Nominee	13
Proposal 2	Non-binding advisory vote to approve named executive officer compensation (“say-on-pay”)	FOR	53
Proposal 3	Amendment to the 2015 Incentive Award Plan	FOR	54
Proposal 4	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2025	FOR	62

Beginning on or about March 31, 2025, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders, which contained instructions on how to access and review proxy materials. On or about March 31, 2025, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

Our Directors
We believe our Board membership is balanced in experience, professional background, areas of expertise and perspectives (shown below). For more information about our Board, please see “Article II: Corporate Governance - Our Board of Directors.”

				Committee Membership***
Name	Age	Years on Board	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Marcel Verbaas *	55	10					C
Dennis D. Oklak**	71	10	✓			M	M
Keith E. Bass	60	10	✓		M
Thomas M. Gartland	67	10	✓		C	M	M
Beverly K. Goulet	70	10	✓	C			M
Arlene Isaacs-Lowe	65	3	✓	M		M
Mary E. McCormick	67	10	✓	M		C	M
Terrence Moorehead	62	4	✓		M
*         = Chair of the Board
**     = Lead Director
***     = Committee membership as of the date of this proxy statement
C        = Committee Chair
M    = Committee Member

We believe our Board has an appropriate mix of experience, qualifications, attributes and skills, as reflected in the summary below. For more information about the qualifications and experience of each of our directors standing for election at the 2025 Annual Meeting, please see “Article II: Corporate Governance — Directors Standing for Re-Election."

Board of Directors Experience
Our Board brings extensive experience and a diverse skill set to the Company, including the following:

	Keith E. Bass	Thomas M. Gartland	Beverly K. Goulet	Arlene Isaacs-Lowe	Mary E. McCormick	Terrence Moorehead	Dennis D. Oklak	Marcel Verbaas
Knowledge, Skills and Experience
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial/Capital Allocation/ Corporate Finance	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Experience	✓	✓	✓	✓	✓		✓	✓
Accounting Experience			✓	✓		✓	✓	✓
Corporate Governance/Ethics	✓	✓	✓	✓	✓		✓	✓
Legal/Regulatory/ Public Policy Experience	✓		✓					✓
HR/Compensation Experience	✓	✓	✓			✓	✓	✓
Real Estate and/or REIT Experience	✓			✓	✓		✓	✓
Executive Leadership Experience	✓	✓	✓	✓		✓	✓	✓
Operational Experience	✓	✓	✓	✓		✓	✓	✓
Travel and Lodging Experience		✓	✓					✓
Strategic Planning/Oversight	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓			✓	✓	✓
Academia/Education					✓
Capital Markets	✓		✓	✓	✓		✓	✓
Shareholder Advocacy/ Engagement Experience	✓	✓	✓			✓	✓	✓
Consumer Products						✓
Marketing/Sales/Business Development Experience	✓	✓		✓		✓
Environmental Sustainability and Climate Risk	✓			✓		✓		✓

Demographics
African American or Black				✓		✓
White/Caucasian	✓	✓	✓		✓		✓	✓

Gender
Male	✓	✓				✓	✓	✓
Female			✓	✓	✓
As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance of perspectives, backgrounds, skill sets and experience. See “Article II: Corporate Governance — Board Committees” for additional details.

Governance Highlights
Strong Corporate Governance Practices
We are committed to maintaining strong corporate governance practices. Since our listing in 2015, we have implemented corporate governance best practices and improvements as highlighted below and we continue to seek feedback from all stakeholders as we evolve our governance profile.

✓	Adopted proxy access	✓	Stockholders have the right to amend the Company's bylaws

✓	Majority voting standard for director elections	✓	Common stock is the only class of voting security outstanding

✓	All of our directors stand for election each year	✓	Anti-hedging and anti-pledging policies

✓	7 of 8 directors standing for re-election are independent	✓	Executive and director stock ownership guidelines

✓	Executive sessions of independent directors held at each regularly scheduled board meeting and chaired by the Lead Director	✓	Opted out of all provisions of the Maryland Unsolicited Takeover Act (“MUTA”)

✓	All Audit Committee members are financial experts	✓	Robust succession planning for senior management

✓	Annual Board and committee self-evaluations	✓	Clawback policy in compliance with SEC rules and NYSE listing standards

✓	Oversight of risk by the Board and select committees	✓	No poison pill

✓	The Audit, Compensation and Nominating and Corporate Governance committees include only independent directors	✓	We publish an annual Corporate Responsibility Report available on our website at www.xeniareit.com/corporate-responsibility
Strategy and Our Board
We believe it is important to the success of our Company that our Board review the Company’s strategic framework and direction. Our Board regularly meets with members of the senior management team to consider our current and future strategies to meet our corporate objectives designed to maximize long-term stockholder value. In 2024, our Board met seven times and discussed both short- and long-term strategies.
Investor Outreach
We regularly engage with our investors on a variety of matters, which we believe is a strong corporate governance practice. In 2024, we reached out to, met with or engaged with institutional investors holding over 56% of our common stock as of December 31, 2024, and we continue to engage with additional stockholders on an ongoing basis.
Corporate Responsibility
We are committed to supporting the communities in which our properties are located and we believe such thriving communities improve the long-term outlook for our properties and business. We also enable our employees to support the communities in which they live through our charitable organization spotlight program. We encourage our employees to give back to their communities in various ways, including regular team building events that benefit charities and through serving on charitable organization boards. Each year we invite several charitable organizations to visit our Company headquarters in order to share their purpose and needs with our employees. This program highlights altruistic opportunities in which our employees can and do participate. In 2019, we published our first Corporate Responsibility Report and in early 2020 we adopted and published our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct. In 2021, we published two updated Corporate Responsibility Reports disclosing key environmental sustainability metrics and other notable items, including our first Task Force on Climate-Related Financial Disclosures (“TCFD”) report to more specifically address climate-related risks to our business. In 2022, we set and published our intensity metric reduction targets for achievement by 2030. Our 2024 Corporate Responsibility Report which contains our interim progress towards our intensity metric reduction goals can be found on our website at www.xeniareit.com/corporate-responsibility. None of these reports, nor any other information on our website, are incorporated into this proxy statement, nor does either form a part of this proxy statement.
Compensation Highlights
Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company to maximize stockholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

The Company’s compensation guiding principles are as follows:
✓    We pay for performance. We utilize multiple performance measures across various performance periods. In order to earn any of the outstanding performance-based equity awards that are measured by absolute total stockholder return ("TSR"), we must achieve at least a six percent annualized total stockholder return.
✓    We balance short-term and long-term incentives. Annual cash bonuses and long-term equity awards comprise a significant portion of our named executive officers' ("NEOs") overall target compensation.
✓    We align our NEOs' compensation with stockholders' interests. Our NEOs' compensation aligns with stockholders' interests, which means the granting of performance-based equity awards that are tied to total stockholder return on both a relative and absolute basis.
✓    We maintain a clawback policy. Our clawback policy allows for the recovery of amounts inappropriately paid in the event of a restatement of our financial statements.

✓    Payments pursuant to our NEOs' severance agreements are subject to a "double trigger." Any change in control cash payments pursuant to severance agreements with our NEO's are subject to a "double trigger."
✓    We do not have tax gross-ups. We do not provide tax gross-ups on any severance, change-in-control or other payments.
As a result of our rigorous pay for performance program, the Company received a say-on-pay approval rate of over 97% for the 2023 compensation program, consistent with an average say-on-pay approval rate of 96% for all other years, excluding the 2020 program.
2024 Performance Highlights
In 2024, the Company continued to place a significant focus on maximizing hotel revenue growth and controlling expenses while also returning value to shareholders through share repurchases and dividends and investing in portfolio improvements. During 2024, our hotel occupancy increased to 67.4% from 65.1% in 2023 and our average daily rate ("ADR") decreased 1.8% to $255.62. Our revenue per available room ("RevPAR") increased 1.7% to $172.32 for 2024, compared to $169.46 for 2023. The growth in occupancy was partially offset by a decline in ADR. Hotel operating income decreased 4.1% from $321.7 million in 2023 to $308.6 million in 2024 due in part to higher labor and benefits costs at our hotels.
In July 2024, we completed the disposition of the 107-room Lorien Hotel & Spa, in Alexandria, Virginia for a sale price of $30.0 million. The Company recognized a gain on sale of approximately $1.6 million. Net cash proceeds from the sale, after transaction costs, were $29.1 million.
We also continued to focus on maximizing liquidity and balance sheet flexibility to remain in a position to capitalize on future opportunities. In November 2024, we amended and restated the credit agreement governing our corporate credit facilities to replace the credit facilities outstanding thereunder with a new $825 million senior unsecured credit facility comprised of a $500 million revolving line of credit, a $225 million initial term loan and a $100 million delayed draw term loan. The proceeds from the 2024 Initial Term Loan were used to pay off both the existing $125 million corporate credit facility term loan and $100 million corporate credit facility term loan. Additionally, in November 2024, we issued $400 million of 6.625% Senior Notes due 2030 at a price equal to 100% of face value. We used the net proceeds, together with cash on hand, to redeem in full the outstanding $464.7 million aggregate principal of 6.375% Senior Notes due 2025. As a result of these actions, the Company does not have any debt maturities until March 2026 and our weighted average maturity is 4.1 years. Further, we balanced capital allocation priorities by returning over $64 million to shareholders through a combination of share repurchases and dividends.
As of December 31, 2024, we had $78.2 million in cash and $490 million available on our $500 million revolving credit facility resulting in total liquidity of approximately $568 million. Additionally, we held $65.4 million of restricted cash and escrows primarily set aside to maintain our hotels. Subsequent to December 31, 2024, we borrowed $100 million on the delayed draw term loan.
During the year, we invested $140.6 million in portfolio improvements. We substantially completed the transformative renovation and upbranding of Grand Hyatt Scottsdale Resort.

$568M
Total Liquidity

1.7%
RevPAR Growth

4.1 years
Weighted Average Debt Maturity

Recapitalized Balance Sheet With a New **$825M** Unsecured Corporate Credit Facility and a **$400M** Senior Note Offering in November 2024

Returned Over **$64M** to Shareholders through a Combination of Share Repurchases and Dividends

2024 Performance Highlights

OBJECTIVES

» **Strategic Focus:**
- Uniquely positioned luxury and upper upscale hotels and resorts with a focus on top 25 lodging markets and key leisure destinations in the United States
- 100% luxury and upper upscale properties
- brand affiliated with balanced demand segments (group, leisure and business transient)

» **Key Initiatives:**
- Complete transformative renovation and upbranding of Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch to Grand Hyatt Scottsdale Resort
- Evaluate portfolio ROI opportunities and plan and execute key capital projects
- Achieve robust increase in hotel operating results
- Subject to market conditions, complete transactions that increase portfolio quality and earnings profile
- Maintain liquidity and balance sheet flexibility with leverage at median relative to range of lodging REIT peer-set
- Enhance capital structure to maintain liquidity, extend weight-average debt maturities and maximize flexibility going forward
- Opportunistically buy or issue shares

» **Corporate Responsibility:**
- Publish an updated corporate responsibility report with progress towards intensity metric reduction targets

RESULTS

» **Strategic Focus & Key Initiatives:**
- Achieved all Key Initiatives listed

» **Operations:**
- Hotel occupancy increased from 65.1% in 2023 to 67.4% in 2024
- Average daily room rate decreased 1.8% to $255.62
- RevPAR increased 1.7% to $172.36 in 2024
- Net income of $16.9M and Earnings Per Share of $0.15
- Adjusted EBITDAre of $237M and Adjusted FFO per diluted share of $1.59 for the year(1)

» **Transactions:**
- Sold Lorien Hotel & Spa for $30M in July 2024.

» **Capital Improvements:**
- Invested $141M in multiple capital projects during 2024 which we believe will drive positive future performance
- We substantially completed the transformative renovation and upbranding of Grand Hyatt Scottsdale Resort
- Completed several upgrades at six hotels including renovations of restaurants, lobbies and meeting spaces as well as room upgrades

» **Debt Recapitalization:**
- $825M Credit Facility maturing in late 2028
- $400M Senior Notes due May 2030
- Substantially all debt fixed or hedged
- 28 of 31 hotels unencumbered
- Subsequent to December 31, 2024, we borrowed $100M on the delayed draw term loan

» **Return of Capital:**
- For the full year 2024, the Company declared a total of $0.48 of dividends per share to common stockholders.
- Repurchased 1.1M shares of common stock at a weighted-average price of $14.02 totaling $16M

» **Corporate Responsibility Initiatives:**
- Published an updated corporate responsibility report identifying progress towards target reductions in energy, carbon emissions and water intensity by 2030

(1) Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share are non-GAAP financial measures. For a discussion of Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share and a reconciliation of net income (loss) to Adjusted EBITDAre, Adjusted FFO and Adjusted FFO per diluted share, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our press release for the quarter and year ended December 31, 2024 furnished on Form 8-K, dated February 25, 2025.

XENIA HOTELS & RESORTS, INC.
200 S. Orange Avenue, Suite 2700
Orlando, Florida 32801

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2025

The board of directors (the “Board of Directors” or the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (referred to herein as “Xenia,” “we,” “us” or the “Company”), solicits your proxy to vote at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 13, 2025, beginning at 8:00 a.m., local time, at Hyatt Regency Grand Cypress Resort, One Grand Cypress Blvd, Orlando, Florida 32836, and at any adjournments or postponements thereof.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the internet, rather than mailing paper copies of the materials. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.
This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2024 are available free of charge at www.proxyvote.com.
Beginning on or about March 31, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders as of the close of business on March 21, 2025, which contained instructions on how to access and review proxy materials, including our proxy statement and our Annual Report for the fiscal year ended December 31, 2024, and how to submit proxies or voting instructions via the internet. On or about March 31, 2025, we also began mailing a full set of proxy materials to certain stockholders, including those who previously requested a paper copy of the proxy materials.

ARTICLE I: PROXY MATERIALS AND ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1.    Q:    Why did I receive a notice in the mail regarding the internet availability of the proxy materials?
A:    The Board of Directors is delivering or providing access to proxy materials to its stockholders in connection with its solicitation of proxies to vote at the Annual Meeting and at any postponement or adjournment thereof. The SEC has adopted rules permitting the electronic delivery of proxy materials. In accordance with those rules, we have elected to provide access to our proxy materials, which include this proxy statement and our Annual Report for the fiscal year ended December 31, 2024 at www.proxyvote.com. We sent the Notice to our stockholders as of the close of business on March 21, 2025, the record date, directing them to a website where they can access the proxy materials and view instructions on how to authorize proxies to vote their shares over the internet or by telephone. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice but would like to request paper copies of our proxy materials going forward, you may still do so by following the instructions described in the Notice.
Choosing to receive your proxy materials over the internet will help conserve natural resources and reduce the costs associated with the printing and mailing of the proxy materials to you. Unless you affirmatively elect to receive paper copies of our proxy materials in the future by following the instructions included in the Notice, you will continue to receive a Notice directing you to a website for electronic access to our proxy materials.
2.    Q:    When and where is the Annual Meeting?
A:    The Annual Meeting will be held at Hyatt Regency Grand Cypress Resort, One Grand Cypress Blvd, Orlando, Florida 32836 on Tuesday, May 13, 2025 at 8:00 a.m., local time.
3.    Q:    What is the purpose of the Annual Meeting?
A:    At our Annual Meeting, stockholders will consider and vote upon the matters outlined in this proxy statement and in the Notice of Annual Meeting of Stockholders included with this proxy statement: the election of directors, the approval of a non-binding advisory resolution on the compensation of our named executive officers (“say-on-pay”), the approval of an amendment to Xenia's 2015 Incentive Award Plan, the ratification of KPMG LLP as our independent registered public accounting firm and the transaction of any other business as properly may come before the Annual Meeting or any postponement or adjournment thereof.
4.    Q:    How can I attend the Annual Meeting?
A:    Only stockholders of record and beneficial owners of Xenia common stock as of the close of business on March 21, 2025, the record date, or their duly authorized proxies, will be entitled to attend the Annual Meeting. To gain admittance, stockholders (or their proxies) must first obtain an admission ticket by registering no later than Friday, May 9, 2025. To register, follow the instructions provided in "Article X: Attending the Annual Meeting" of this proxy statement. You must bring your admission ticket and a valid, government-issued photo identification (such as a valid driver’s license or passport) in order to gain access to the Annual Meeting. If you are a beneficial owner of Xenia common stock (as described in Question 6 below), you will need to obtain a legal proxy from your broker or other nominee in order to vote at the Annual Meeting (as described in Question 7 below).
For directions to the meeting location, please contact us at 407-246-8100.
Stockholders may be required to enter through a security check point before being granted access to the meeting. No cameras, recording devices, other electronic devices or large packages will be permitted at the Annual Meeting. Photographs and videos taken at the Annual Meeting by or at the request of Xenia may be used by Xenia, and by attending the Annual Meeting, you waive any claim or rights with respect to those photographs and their use.
5.    Q:    What should I do if I receive more than one Notice or set of proxy materials?
A:    You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, or if you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or set of proxy materials. Please be sure to submit your proxy or voting instructions for each account in which you hold shares.

6.    Q:     What is the difference between holding shares as a record holder versus a beneficial owner?
A:    Many Xenia stockholders hold their shares through a broker or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially:
Record Holders: If your shares are registered directly in your name with our transfer agent, Computershare, Inc., you are considered, with respect to those shares, the stockholder of record or record holder. As the stockholder of record as of the record date, you have the right to authorize a proxy to vote your shares or to vote in person at the Annual Meeting.
Beneficial Owners: If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the Notice (or in some cases as described above, a full set of proxy materials) is being forwarded to you automatically, along with instructions from your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, bank or other nominee has provided voting instructions for you to use in directing how to vote your shares. If you do not provide specific voting instructions by the deadline set forth in the materials you receive from your broker, bank or other nominee, your broker, bank or other nominee can vote your shares with respect to discretionary items but not with respect to non-discretionary items. See Question 10 below for more information about broker non-votes.
7.    Q:    Who can vote and how do I vote?
A:    Only stockholders as of the close of business on March 21, 2025, the record date, will be entitled to notice of and to vote at the Annual Meeting. To ensure that your vote is recorded promptly, please authorize a proxy to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.
If you are a record holder, you may submit your proxy via the internet or by telephone, which will ensure your shares are represented at the Annual Meeting. If you received your proxy materials by mail, you may submit your proxy on the internet or by telephone, or you may submit your proxy by completing and mailing the enclosed proxy card/voting instruction form. If you attend the Annual Meeting, you may revoke your proxy by voting in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting. Your attendance at the Annual Meeting is not sufficient in and of itself to revoke your proxy.
Beneficial owners may submit voting instructions by telephone or internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will provide instructions for doing so. Beneficial owners who wish to vote at the Annual Meeting must first obtain a legal proxy from their broker, bank or other nominee, giving the beneficial owner the right to vote the shares at the meeting and present such legal proxy at the Annual Meeting.
To attend and vote at the Annual Meeting, all stockholders must also register by Friday, May 9, 2025, as described in "Article X: Attending the Annual Meeting" of this proxy statement.
For further instructions on voting, see the Notice or proxy card. If you authorize a proxy or submit voting instructions by telephone, via the internet or by returning your proxy card/voting instructions, the shares represented by the proxy will be voted in accordance with your instructions.
8.    Q:    What are my voting choices and how many votes are required for approval or election?
A:    In the vote on the election of director nominees identified in this proxy statement to serve until the 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualify, stockholders may (1) vote for specific nominees; (2) vote against specific nominees; or (3) abstain from voting for any specific nominees. Under our bylaws, to be elected in an uncontested election, director nominees must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted for a nominee must exceed the number of shares voted against that nominee. Shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast for or against a nominee’s election and will have no effect on the result of the vote. If an incumbent director were to fail to be re-elected by a majority of votes cast, that director would be required under our Corporate Governance Guidelines to offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action is recommended. The Board is required to act on the offer to resign within 90 days after the election results are certified and promptly and publicly disclose its decision and rationale. The Board of Directors unanimously recommends a vote FOR each of the nominees.
In the say-on-pay advisory vote, stockholders may (1) vote to approve the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution. The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve the non-binding advisory resolution on the compensation of our named executive officers. For purposes of this vote, shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast and will have no effect on the result of the vote. Although the advisory vote on Proposal 2 is non-binding, as provided by law, the Board of Directors and the Compensation Committee will review the results of the vote and will take it into account in making future determinations concerning executive compensation. The Board of Directors unanimously recommends a vote FOR the approval of the compensation of the Company's named executive officers.
In the vote on the amendment to Xenia’s 2015 Incentive Award Plan, stockholders may (1) vote to approve the amendment; (2) vote against the amendment; or (3) abstain from voting on the amendment. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve the amendment to the 2015 Incentive Award Plan. For purposes of this vote, shares of common stock not voted (whether by abstention or otherwise) will not be counted as a vote cast and will have no effect on the result of the vote. The Board of Directors unanimously recommends a vote FOR the approval of the amendment to Xenia’s 2015 Incentive Award Plan.
In the vote on the ratification of the appointment of KPMG LLP as Xenia’s independent registered public accounting firm for fiscal year 2025, stockholders may (1) vote for the ratification; (2) vote against the ratification; or (3) abstain from voting on the ratification. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025 will require the affirmative vote of a majority of the votes cast at the Annual Meeting; however, stockholder ratification is not required to authorize the appointment of KPMG LLP as our independent registered public accounting firm. For purposes of this vote, shares of common stock not voted (whether by abstention, broker non-vote or otherwise) will not be counted as a vote cast and will have no effect on the result of the vote. The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025.
9.    Q:    What is the effect of an “abstain” vote on the proposals to be voted on at the Annual Meeting?
A:    Because a majority of all the votes cast at the Annual Meeting is required to elect a director, an “abstain” vote will have no effect on the outcome of the election of directors. Because an “abstain” vote is not considered a vote “cast” and the affirmative vote of a majority of the votes cast at the Annual Meeting will be required for the stockholders to approve the say-on-pay advisory vote, the vote on the amendment to the 2015 Incentive Award Plan and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for the fiscal year 2025. An “abstain” vote will not have any impact on the outcome of those proposals. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.
10.    Q:    What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
A:    A “broker non-vote” will occur with respect to any proposal that is a non-discretionary item if you are the beneficial owner of shares held by a broker or other custodian and you do not provide the broker or custodian with voting instructions with respect to such proposal. This is because under applicable New York Stock Exchange (“NYSE”) rules, a broker or custodian may not vote on these matters without instruction from the underlying beneficial owner. Because the ratification of auditors is considered a discretionary item for which a broker or other custodian may vote shares that are held in the name of a broker, bank or other nominee and which are not voted by the applicable beneficial owners, we do not expect to receive any broker non-votes with respect to this proposal. Except for the ratification of auditors, all of the proposals described in this proxy statement are non-discretionary items. A "broker non-vote" is not considered a vote "cast" and will not have any effect on the outcome of the election of directors, the say-on-pay advisory vote, the amendment to Xenia's 2015 Incentive Award Plan and the ratification of KPMG LLP as Xenia's independent registered public accounting firm for fiscal year 2025.
11.    Q:    Who counts the votes?
A:    Broadridge Financial Solutions, Inc. will count the votes. The Board of Directors has appointed Broadridge Financial Solutions, Inc., or an authorized third-party engaged by Broadridge Financial Solutions, Inc., to serve as the inspector of elections.
12.    Q:    Revocation of proxy: May I change my vote after I return my proxy?

A:    Yes, you may revoke your proxy if you are a record holder by filing written notice of revocation with Xenia’s corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 by submitting a later dated proxy or by voting in person at the Annual Meeting.
If your shares are held in street name through a broker, bank, or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.
13.    Q:    What if I submit a proxy but do not specify a choice for a matter?
A:    Unless you indicate otherwise, the persons named as proxies will vote your shares FOR all of the nominees for director named in this proxy statement, FOR the say-on-pay proposal, FOR approval of the amendment to Xenia’s 2015 Incentive Award Plan, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2025.
14.    Q:    What constitutes a quorum?
A:    Presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum, permitting the Annual Meeting to proceed and business to be conducted. Proxies received with matters marked with abstentions, or that contain broker non-votes, will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining whether a quorum is present.
15.    Q:    Where can I find the voting results of the Annual Meeting?
A:    We will publish final results on a Current Report on Form 8-K within four business days after the Annual Meeting.
16.    Q:    Who will pay the costs of soliciting these proxies?
A:    We will bear the entire cost of solicitation of proxies, including costs incurred in connection with preparation, assembly, printing and mailing of the Notice, this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Xenia common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Xenia common stock for their reasonable costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
We have hired Georgeson Inc. to assist in the solicitation of proxies at a base fee of $8,250, plus additional amounts, which will vary depending upon the extent of services actually performed by Georgeson Inc., plus reimbursement for reasonable out-of-pocket expenses.
17.    Q:    What happens if additional matters are presented at the Annual Meeting?
A:    Other than the four proposals described in this proxy statement, we are not aware of any other properly submitted business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Marcel Verbaas and Barry A.N. Bloom, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If any of our nominees for director are unavailable, or are unable to serve or for good cause will not serve, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
18.    Q:    How many shares of common stock are outstanding? How many votes do I have?
A:    As of the close of business on March 21, 2025, the record date for the Annual Meeting, there were 101,436,285 shares of our common stock outstanding and entitled to vote. Each stockholder will be entitled to one vote for each share of Xenia common stock held as of the record date.
19. Q:    What is the deadline under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for stockholders to propose actions to be included in our proxy statement relating to our 2026 annual meeting of stockholders and identified in our form of proxy relating to the 2026 annual meeting?
A:    The deadline for stockholders to submit proposals to be included in our proxy statement and identified in our form of proxy under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is

December 1, 2025. Proposals by stockholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.
20. Q:    What is the deadline under our current bylaws for stockholders to nominate persons for election to the Board of Directors or propose other matters to be considered at our 2026 annual meeting of stockholders?
A:    Our proxy access bylaw permits an eligible stockholder (or group of up to 20 stockholders) owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two director nominees or director nominees constituting up to 20% of the total number of directors then serving on the Board of Directors, if the nominating stockholder(s) and nominee(s) satisfy the requirements specified in the bylaws.
Stockholders who wish to nominate persons for election to our Board of Directors or propose other matters to be considered at our 2026 annual meeting of stockholders must provide us advance notice of the director nomination or stockholder proposal, as well as the information specified in our current bylaws, no earlier than November 1, 2025 and no later than 5:00 p.m., Eastern Time, on December 1, 2025. Stockholders are advised to review our bylaws, which contain the requirements for advance notice of director nominations and stockholder proposals. Notice of director nominations and stockholder proposals must be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. The requirements for advance notice of stockholder proposals under our bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those stockholder proposals are governed by Rule 14a-8.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19 under the Exchange Act. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any director nomination or stockholder proposal that does not comply with our bylaws and other applicable requirements.
21.    Q:    How do I submit a potential director nominee for consideration by the Board of Directors for nomination?
A:    You may submit names of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination by our Board of Directors at the 2026 annual meeting of stockholders. Your submission should be mailed to our corporate secretary at our principal executive offices at 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. See "Article II: Corporate Governance — Board Committees — Nominating and Corporate Governance Committee” for information on the nomination process used by our Nominating and Corporate Governance Committee and our Board of Directors. The deadline has passed to submit a potential director nominee to be considered for nomination by our Board of Directors at the 2025 Annual Meeting. The deadline to submit a potential director nominee for consideration by our Board of Directors for nomination at the 2026 annual meeting of stockholders is 5:00 p.m., Eastern Time, on December 1, 2025.
The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2025 Annual Meeting of Stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by the Company without charge from the SEC’s website at www.sec.gov.

ARTICLE II: CORPORATE GOVERNANCE

PROPOSAL 1 - ELECTION OF DIRECTORS

Xenia’s charter and bylaws provide that the Board of Directors may establish, increase or decrease the number of directors, but the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”) nor more than fifteen. At present, the number of members of the Board of Directors is fixed at eight.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Marcel Verbaas, Dennis D. Oklak, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Arlene Isaacs-Lowe, Mary E. McCormick and Terrence Moorehead to stand for re-election to the Board of Directors. Each of the foregoing has been nominated to hold office until the 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualify. Unless otherwise instructed by the stockholder, the proxy holders will vote the shares represented by such proxy for the election of the nominees named in this proxy statement.
Each of the nominees has consented to serve as a director if elected. If any of the nominees should be unavailable to serve for any reason, the Board of Directors may designate a substitute nominee or substitute nominees (in which event proxy holders will vote for the election of such substitute nominee or nominees). Alternatively, the Board of Directors may reduce the size of the Board of Directors or allow the vacancy or vacancies to remain open until a suitable candidate or candidates are identified by the Board of Directors.
Vote Required
Approval of the election of a director requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the election of such director.

✓
The Board of Directors unanimously recommends that the stockholders vote “FOR” each of Marcel Verbaas, Dennis D. Oklak, Keith E. Bass, Thomas M. Gartland, Beverly K. Goulet, Arlene Isaacs-Lowe, Mary E. McCormick, and Terrence Moorehead as directors to serve and hold office until the 2026 annual meeting of stockholders and until their respective successors have been duly elected and qualify.

OUR BOARD OF DIRECTORS
Set forth below is information regarding the business experience of each of our directors who are standing for election at the 2025 Annual Meeting that has been furnished to us by each respective director. Each director has been principally engaged in the employment indicated for the last five years unless otherwise stated. Also set forth below for each director is a discussion of the experience, qualifications, attributes or skills that led the Board to conclude that the director is qualified and should serve as a director of Xenia.
Directors Standing for Re-Election
Marcel Verbaas (age 55) is our Chair and Chief Executive Officer. Previous to this role, Mr. Verbaas served as President and Chief Executive Officer with Xenia or its affiliated entities from 2007 until November 2017. Mr. Verbaas has also served on the Board since our listing on the NYSE in February 2015 and was elected Chair in November 2017. From December 2004 until the successful sale of the company in April 2007, Mr. Verbaas was Senior Vice President and Chief Investment Officer for CNL Hotels & Resorts, Inc., a real estate investment trust ("REIT"). In that capacity, he was responsible for the company’s investment activities, acquisitions and dispositions. Mr. Verbaas served as Senior Vice President and Chief Investment Officer for CNL Retirement Corporation from June 2003 to December 2004, during which time he oversaw more than $2.5 billion in acquisitions in the senior housing and medical office segments. From 2000 to 2003, Mr. Verbaas held the positions of Vice President of Real Estate Finance and Senior Vice President of Project Finance with CNL Hospitality Corporation, the former advisor to CNL Hotels and Resorts, Inc. Prior to joining CNL in 2000, Mr. Verbaas served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company. Mr. Verbaas also held positions in real estate finance with GE Capital Corporation and Ocwen Financial Corporation where he primarily focused on the financing of lodging properties. Mr. Verbaas received his Master’s Degree in Business Economics from Erasmus University of Rotterdam, The Netherlands.

Mr. Verbaas’ qualifications to serve on our Board of Directors include his more than 30 years of experience in the lodging industry and his general expertise in real estate operations and finance. Further, the Board of Directors also values his executive leadership as Chair of our Board and the way his additional role as our Chief Executive Officer brings management's perspective to Board deliberations providing valuable information about the status of our day-to-day operations.
Dennis D. Oklak (age 71) has served on the Board since our listing on the NYSE in February 2015 and currently serves as Lead Director. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015, and served as Director from April 2004 and Chairman of the board of directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as a Director of Tutor Perini Corporation, a publicly traded commercial contractor, where he has served since May 2017. He also serves as the Non-Executive Chair of the Board of Managers of ITR Concession Company LLC, lessee of the Indiana Toll Road. Mr. Oklak serves as Chair of the Board of Directors of the Eskenazi Health Foundation. He holds a Bachelor’s degree from Ball State University.
Mr. Oklak contributes to the Board of Directors real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from his nine years as an accountant at Deloitte & Touche LLP prior to joining Duke Realty. The Board of Directors also values his experience as a chief executive officer and a public company director.
Keith E. Bass (age 60) has served on the Board since our listing on the NYSE in February 2015. Since September 2020, Mr. Bass has served as the Chief Executive Officer of Mattamy Homes US, one of the largest privately owned home-builders in North America. Mr. Bass has served as Managing Partner of Mill Creek Capital LLC since 2017. Mr. Bass served as President and Chief Executive Officer of WCI Communities, Inc., a lifestyle community developer and luxury homebuilder of single-and multi-family homes in Florida, from December 2012 until February 2017 and as a member of its board of directors since March 2012 until February 2017. Mr. Bass serves as a Director of Rayonier, Inc., where he has served since December 2017. From 2011 to November 2012, Mr. Bass was President of Pinnacle Land Advisors. From 2003 to 2011, Mr. Bass was an executive with The Ryland Group, and most recently, from 2008 to 2011, served as Senior Vice President of The Ryland Group and President of the South U.S. Region. From 2003 to 2008, Mr. Bass held the various titles at The Ryland Group of SE U.S. Region President, Orlando Division President and Vice President, Land Resources—SE U.S. Region. Prior to Ryland, Mr. Bass was President of the Florida Region of Taylor Woodrow from 1997 to 2003. He received a Bachelor’s degree in Business Administration from North Carolina Wesleyan College.
Mr. Bass brings to the Board of Directors significant executive management experience, including his extensive experience in the real estate industry. The Board of Directors also values Mr. Bass’s experience as a chief executive officer and a public company director.
Thomas M. Gartland (age 67) has served on the Board since our listing on the NYSE in February 2015. Mr. Gartland currently serves as the Chairman and CEO of Monway Auto Transport, a privately-held North American transport company. Mr. Gartland also serves as director and chair of the governance committee and a member of the compensation committee of ABM Industries, Inc., a publicly traded provider of facility solutions, where he has served since October 2015. Mr. Gartland also serves as a Director and member of the Audit Committee of ADT Inc., a publicly traded provider of security, interactive, and smart home solutions, where he has served since January 2025. Mr. Gartland was President, North America for Avis Budget Group, a provider of vehicle rental services, from October 2011 until December 31, 2014. Mr. Gartland served as Executive Vice President of Sales, Marketing & Customer Care at Avis Budget Group, Inc. from April 2008 through October 2011, as a senior executive of JohnsonDiversey, Inc.’s from 1994 to 2008, including most recently as President of the North American Region from 2002 to 2008, and at Ecolab, Inc. from 1980 to 1994, most recently as Vice President and Director of National Accounts. He received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.
Mr. Gartland brings to our Board of Directors a strong background in sales and significant senior executive and operations experience at major, multi-national companies, including a major company in the travel industry.
Beverly K. Goulet (age 70) has served on the Board since our listing on the NYSE in February 2015. Ms. Goulet served as Senior Vice President and Chief Integration Officer of American Airlines Group Inc. from February 2013 through November 2015 and Executive Vice President and Chief Integration Officer from December 2015 until her retirement from American Airlines in June 2017. Ms. Goulet serves as a Director of Rolls Royce PLC, where she has served since July 2017. Ms. Goulet previously served as a Director of Atlas Air Worldwide from May 2021 to March 2023. Ms. Goulet served as Chief Restructuring Officer of American Airlines from 2011 to 2013, and as Vice President—Corporate Development and Treasurer from 2002 to 2013. Prior to joining American Airlines, Ms. Goulet practiced corporate and securities law for 13 years. She received a Bachelor’s degree and a Juris Doctor from the University of Michigan.
Ms. Goulet brings to the Board of Directors significant executive management and financial experience at a major company in the travel industry. The Board of Directors also values Ms. Goulet’s legal experience.
Arlene Isaacs-Lowe (age 65) has served on the Board since March 2022. Ms. Isaacs-Lowe retired from Moody’s Corporation (“Moody’s”) in June 2022 after 24 years with the company. During this tenure, she served as Special Advisor to the executive leadership team of Moody’s, Global Head of Corporate Social Responsibility, and as President of the Moody’s Foundation. Ms.

Isaacs-Lowe additionally served as leader of the relationship management team responsible for Europe, the Middle East, and Africa and led business development and account management efforts for US Financial Institutions, Public, and Project and Infrastructure Finance for Moody’s Commercial Group. Before joining Moody’s Commercial Group, Ms. Isaacs-Lowe served as Senior Vice President and lead credit analyst in the Financial Institutions Group. Prior to her work with Moody’s, Ms. Isaacs-Lowe held positions with Equinox Realty Advisors, LLC, MetLife, and West World Holding, Inc. Ms. Isaacs-Lowe currently serves as a non-executive director on the board of Compass PLC, a FTSE100 company and the leading provider of food and support services globally. Ms. Isaacs-Lowe also serves as a independent director on the board of Equitable Holdings, a financial services holding company comprised of two complementary and well-established principal franchises, Equitable and AllianceBernstein. She is a member of the New York State Society of CPAs, the New York State Society of Security Analysts and the CFA Institute. She received a Bachelor’s degree from Howard University and an MBA from Fordham University.
Ms. Isaacs-Lowe contributes to our Board of Directors through her extensive experience in credit markets, risk management, commercial real estate, and environmental, social strategy. The Board of Directors values her executive leadership and corporate social responsibility experience.
Mary E. McCormick (age 67) has served on the Board since our listing on the NYSE in February 2015. Ms. McCormick has extensive experience in real estate, capital markets and corporate governance and brings that expertise to Board discussions. From 2017 until May 2022, Ms. McCormick served as the Executive Director for the Center for Real Estate at The Fisher School of Business at The Ohio State University. From 2010 to 2016, Ms. McCormick was a Senior Advisor with Almanac Realty Investors, LLC. She served the Ohio Public Employees Retirement System from 1989 through 2005, where she was most recently responsible for directing the then $64 billion fund’s real estate investments. Ms. McCormick has held a number of leadership positions for a variety of national and regional real estate associations, including Chair of the Pension Real Estate Association. Ms. McCormick has served as a Director of EastGroup Properties, an industrial REIT, since 2005, as a Director of Broadstone Net Lease, a private REIT, from 2013 to 2016, and as a Director of Mid America Apartment Communities from 2006 to 2010. Ms. McCormick is a member of the Urban Land Institute. She received a Bachelor’s degree and an MBA from The Ohio State University.
Ms. McCormick contributes to our Board of Directors through her extensive experience in real estate, capital markets and board governance. The Board of Directors values her leadership and public company director experience.
Terrence Moorehead (age 62) has served on the Board since May 2021. Mr. Moorehead currently serves as President and Chief Executive Officer and as a Director of Nature’s Sunshine Products, Inc. (“Nature’s Sunshine”), a publicly traded leading natural health and wellness company. Prior to joining Nature’s Sunshine in 2018, Mr. Moorehead held the role of Chief Executive Officer at Carlisle Etcetera LLC, from 2015 through 2018, and at Dana Beauty, Inc., from 2013 to 2015. From 1991 to 2013 he served in various leadership capacities at Avon Products, Inc., including, among other positions, as VP, Strategy and Digital- North America, President and Chairman of Avon Japan, President of Avon Canada, and General Manager of Avon Italy. Mr. Moorehead received his Masters of Business Administration from Columbia University and a Bachelor of Arts in Economics from Boston College.
Mr. Moorehead contributes to the Board of Directors operational, consumer products, and executive leadership expertise. The Board of Directors also values his experience as a chief executive officer and a public company director.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Corporate Governance Profile and Board Leadership Structure
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, so each of our directors is subject to election annually;
•director elections are subject to a majority voting standard;
•any director nominee who receives more votes "against" than votes "for" must submit his or her written resignation offer to the Board;
•of the eight persons standing for re-election to our Board, our Board has determined that seven, or 87.5%, satisfy the listing standards for independence of the NYSE;
•our Board has determined that all members of the Audit Committee qualify as an “audit committee financial expert” as defined by the SEC;

•all members of the Audit, Compensation, and Nominating and Corporate Governance committees of the Board are independent of the Company and our officers and employees;
•we have opted out of the business combination provisions (provided that the business combination has been approved by the Board) and control share acquisition provisions of the MGCL;
•we have opted out of all provisions of the Maryland Unsolicited Takeover Act (“MUTA”);
•we have adopted a proxy access right for stockholders;
•stockholders have the right to amend our bylaws; and
•we do not have a stockholder rights plan.
Our Corporate Governance Guidelines provide that our Board of Directors shall select its chair and the Company’s chief executive officer in any way it considers to be in the best interests of the Company. Therefore, the Board does not have a policy on whether the role of the chair and chief executive officer should be separate or combined. The Board and the Nominating and Corporate Governance Committee review this structure each year and has determined that it is in our best interest not to separate these positions. Mr. Verbaas, our Chief Executive Officer, was appointed Chair of the Board and assumed the role effective November 2017. Mr. Verbaas possesses a detailed knowledge of our industry, as well as an understanding of both the opportunities and challenges we face. The Board thus believes that Mr. Verbaas is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most important matters facing the Company. The Board also believes that Mr. Verbaas’ combined role ensures clear accountability, enhances our ability to articulate our strategy and message to our employees, stockholders and business partners and enables decisive overall leadership.
To promote the independence of the Board and appropriate oversight of management and to demonstrate our commitment to strong corporate governance, the independent directors have designated an independent, non-employee director to serve as our Lead Director. The Lead Director helps to facilitate free and open discussion and communication among the independent, non-employee directors. While we do not have a formal attendance policy regarding the Lead Director's attendance at all committee meetings, our Lead Director makes every effort to attend each committee meeting. We believe that regular meetings of independent directors, without management present, and permitting all directors to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chair may cause management to have undue influence on the Board. The responsibilities of the Lead Director are set forth in our Corporate Governance Guidelines. Mr. Oklak was appointed Lead Director and assumed the role effective May 2021. The Board believes this current leadership structure best serves the objectives of the Board’s oversight of management, the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders and the Company’s overall corporate governance. The Nominating and Corporate Governance Committee and the Board will periodically review the leadership structure to determine whether it continues to best serve the Company and its stockholders.
During the fiscal year ended December 31, 2024, our Board of Directors held seven meetings (and took action two times by unanimous written consent). The Audit Committee held five meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held five meetings and the Executive Committee did not meet. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which such director served that were held during the period the director served in 2024. Additionally, all directors in the aggregate attended over 99% of the total Board and committee meetings held in 2024 and all directors elected or appointed at the time attended our 2024 annual meeting of the stockholders.
Our non-management directors meet regularly in executive sessions of the Board and each committee without the presence of any members of management, with our Lead Director or the chair of the respective committee presiding over such sessions. Our directors are expected to make every effort to attend all meetings of the Board of Directors, meetings of the committees of which they are members and any meeting of stockholders.
Director Retirement Policy
Our Corporate Governance Guidelines include a director retirement policy, which requires any director upon attaining the age of seventy-five (75), and annually thereafter, to tender a letter of proposed retirement from the Board to the chair of the Board with such effective date of retirement to be at the first annual meeting of the stockholders held thereafter. The Board shall review the director’s continuation on the Board, and in light of all the circumstances, the Board shall accept such proposed retirement or request that the director continue to serve. A majority of the disinterested directors on the Board shall determine the acceptance of the proposed retirement or election to request that the director continue to serve.

Stockholder Engagement and Investor Outreach Program
Our Board is deeply engaged in the Company's strategic direction and performance. To that end, building and maintaining long-term relationships with our stockholders is a core goal of the Company and there is no higher priority than earning and keeping the trust of our stockholders as we build value for the long-term. Additionally, both management and the Board believe that engaging with our stockholders is a year-round priority. Furthermore, both management and the Board are committed to both proactive and reactive engagement; and we are determined to solicit feedback from our stockholders while also listening to any suggestions they might have to strengthen the long-term prospects of the Company. Thus, the Company regularly contacts representatives of large stockholders to conduct calls, meetings or property tours. In doing so, we provide a forum for discussions regarding the long-term strategy of value creation and feedback they might offer the Company. As a result, in 2024, the Company reached out to, met with or engaged with institutional investors holding over 56% of our common stock as of December 31, 2024, and we continue to engage with additional stockholders on an ongoing basis. These and other meetings have proved invaluable as a way to promote two-way dialogue with our stockholders regarding the Company's strategic vision for value creation; confirming the value of our stockholder-friendly governance structures and potential enhancements to our board composition and governance, our executive compensation program and alignment with a pay for performance model, our approach to sustainability, environmental and social responsibility matters and providing the Company with the opportunity to be responsive to stockholder feedback. The Board and management will continue this dialogue with our stockholders throughout the year and beyond.
Corporate Governance Developments
As a result of the Company’s ongoing annual stockholder engagement and investor outreach program described above and in furtherance of our goal to closely align our corporate governance structure with the interests of our stockholders, the Company has made a number of stockholder-friendly revisions to the Company’s corporate governance profile over time. These enhancements are outlined below.
MUTA Opt-Out
Opt-out of all Provisions of Maryland’s Unsolicited Takeovers Act
In 2017, our Board of Directors determined that it was in the best interest of the Company to opt out of all of the provisions of MUTA. To effect that decision, in 2017 we filed articles supplementary to our charter with the State Department of Assessments and Taxation of Maryland and at the 2018 annual meeting of the stockholders we submitted for stockholder approval another amendment to our charter to eliminate our specific election to be subject to Section 3-804(c) of the MGCL. The 2018 charter amendment proposal received the requisite stockholder approval at the 2018 annual meeting of stockholders, and we amended our charter and bylaws to complete our full opt-out of MUTA. We are not permitted to opt back into any provisions of MUTA without the approval of our stockholders by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors of the Company.
November 2018
In November 2018, after extensive discussions in 2017 and 2018 with the Company’s institutional stockholders holding over 30% of the Company’s outstanding common stock (approximately 40% of all institutional holders), the Board adopted the following significant stockholder-friendly revisions to the Company’s corporate governance profile.
Stockholder Right to Proxy Access
We granted our stockholders a right to submit nominations for directors for inclusion in our proxy statement if both the stockholder proponents and their director nominees satisfy the requirements specified in our Company’s bylaws (our “bylaws”). This right is commonly known as “proxy access.” We adopted the “3/3/20/2 or 20” model for proxy access. A stockholder (or a group of up to 20 stockholders) owning at least 3% (including at least 0.1% by each group member) of the outstanding common stock for at least three years may submit director nominees (the greater of (i) two director nominees or (ii) up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in our bylaws. The Board believes the ownership thresholds outlined above enable stockholders that hold a meaningful stake in the Company for several years to propose director nominees to be included in the Company’s proxy materials.
Majority Voting Standard - Director Resignation Policy
We amended our bylaws to provide that in an uncontested election, each director nominee shall be elected by a majority of the total votes cast for and against such director nominee. In a contested election, each director nominee shall be elected by a plurality of votes cast. In connection with such bylaw amendment, the Board also amended its Corporate Governance Guidelines to establish procedures pursuant to which any director who is nominated for re-election to the Board but not elected by a majority of votes cast for and against such director shall offer his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the offer to resign, and the Board will make a decision within 90 days and report the decision via a press release or a filing with the SEC. Such amended Corporate Governance Guidelines can be found on the Investor Relations pages of the Company’s website.
Stockholder Right to Amend Bylaws
In November 2018, we granted our stockholders a right to propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws. In doing so, we adopted a “1/1/5” model for bylaws amendments. A stockholder (or a group of up to 5 stockholders) owning at least 1% (0.1% for each group member) of the outstanding common stock for at least one year could propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws, by satisfying the requirements specified in our bylaws. A stockholder proposal submitted under the 2018 amendment to our bylaws could not, without the approval of the Board, alter or repeal, (i) Article XII of the bylaws regarding indemnification of directors and officers of the Company or (ii) Article XV of the bylaws regarding the procedures for amendment of the bylaws.
February 2020
Stockholder Right to Amend Bylaws
In February 2020, our Board of Directors determined that it was in the best interest of the Company to amend our bylaws to grant stockholders who satisfy the ownership requirements of Rule14(a)(8) of the Exchange Act the right to propose amendments to adopt, alter or repeal our bylaws, or to make new bylaws. Furthermore, the Board removed the Board’s exclusive right to approve amendments to Articles XII and XV of the bylaws. To amend the bylaws, the proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal properly submitted to the stockholders for approval at a duly called annual or special meeting of stockholders.
Stock Ownership Guidelines
We have adopted stock ownership guidelines for our executive officers and non-employee directors to align the financial interests of our executive officers and non-employee directors with those of our stockholders. Pursuant to our guidelines, our executive officers and non-employee directors shall hold shares of our common stock having an aggregate value equal to or greater than the multiple of his or her base salary or annual base retainer, as applicable, as shown in the following table.

Executive Officers/Non-Employee Directors	Multiple of Base Salary/Annual Base Retainer
Chief Executive Officer	5X
Other Executive Officers	3X
Non-Employee Directors	5X

Shares of our common stock owned directly by our executive officers and non-employee directors, including restricted shares and shares deliverable upon settlement of restricted stock units, other than those restricted shares or restricted stock units that remain subject to performance-based vesting conditions, and LTIP Units (as defined in “Article II: Corporate Governance — Compensation of Directors — Equity Compensation” and “Article IV: Executive Compensation — Elements of Executive Compensation Program — Equity Compensation”) of XHR LP, our operating partnership (the “Operating Partnership”), other than those LTIP Units that remain subject to performance-based vesting conditions, count toward the executive officers’ and non-employee directors’ stock ownership goals. Shares owned indirectly will count toward an executive officer’s and non-employee director’s stock ownership goal if the executive officer or non-employee director has an economic interest in the shares. All executive officers and non-employee directors have five years after first becoming subject to the guidelines to attain the applicable ownership threshold. If an executive officer or non-employee director becomes subject to a greater ownership threshold, due to a promotion or an increase in his or her base salary or annual base retainer, as applicable, the executive officer or non-employee director is expected to meet the higher ownership threshold within three years. At the time of filing this proxy, all of our named executive officers and non-employee directors subject to the guidelines were in compliance with our stock ownership guidelines or are expected to meet the guidelines within the applicable time period.
During any time period in which an executive officer’s or non-employee director’s stock ownership goal has not been achieved, including during the five-year period to attain compliance with the ownership guidelines, the executive officer or non-employee director will be required to retain at least 75% of the “net shares” delivered through our equity incentive compensation plans. “Net shares” include shares of our common stock or units of our Operating Partnership and include those shares that are owned by the executive officer or non-employee director after shares are sold, swapped or traded to pay applicable withholding taxes. If the executive officer’s or non-employee director’s stock ownership goal is not attained by the end of the five-year period, the retention requirement shall be increased to 100%. Once an executive officer or non-employee director achieves his or her stock ownership goal, the retention restrictions no longer apply unless a disposition would cause the executive officer’s or non-employee director’s stock ownership to fall below his or her goal. In the event that there is a significant decline in our stock price that causes an executive officer’s or non-employee director’s holdings to fall below the applicable threshold, the executive officer or non-employee director will not be required to purchase additional shares to meet the threshold, but the executive officer or non-employee director shall not be permitted to sell or transfer any shares until the threshold has again been achieved.

Anti-Hedging and Anti-Pledging Policies
The Board has adopted an insider trading policy that contains restrictions on hedging and pledging securities issued by us or our Operating Partnership. With respect to hedging, directors, named executive officers, executive officers and employees are prohibited from engaging in any hedging transactions involving any securities issued by us or our Operating Partnership, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the equity securities. With respect to pledging, directors, named executive officers, executive officers and employees are prohibited from holding securities issued by us or our Operating Partnership in a margin account or pledging these securities as collateral for a loan.
Our Insider Trading Compliance Policy can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Clawback Policy
We maintain a mandatory compensation recovery policy which complies with SEC rules and the NYSE’s listing standards (the "clawback policy"). Our clawback policy provides that we shall recover from current or former executive officers excess incentive-based compensation (i.e., incentive compensation that is granted, earned or vested based in whole or in part on the attainment of one or more financial reporting measures) in the event that the Company is required to prepare an accounting restatement, unless the Compensation Committee determines that recovery would be impracticable. Our Policy for Recovery of Erroneously Awarded Compensation can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Equity Award Timing Policies and Practices
The Company does not grant (and does not currently have any outstanding) stock options, SARs or any similar awards with "option-like" features and therefore has not adopted a policy regarding the timing of any such awards in connection with the disclosure of material non-public information of the Company, however, as a general matter, the Company does not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information for the purpose of affecting the value of executive compensation.
Corporate Responsibility
Many of our hotels and resorts participate in a variety of environmental sustainability initiatives, such as energy monitoring and preservation, water conservation and waste reduction, mobile key implementation, and recycling. Our comprehensive energy-efficiency program is aimed not only at making our hotels and resorts more energy efficient and environmentally-friendly, but also at enhancing the profitability of our hotels and resorts and appealing to those customers who desire these aspects. Among these energy-efficiency programs are the use of solar energy to heat pools, retro-fitting incandescent lighting systems with new LED fixtures, installing guestroom “smart” thermostats that adjust room conditions based upon occupancy status, making central plant efficiency upgrades, installing low-flow toilet systems and recycling laundry water. Additionally, many of our hotels and resorts participate in the Clean the World program; a well-respected and highly recognized hospitality organization that sterilizes, recycles and remanufactures unused soap and bottled hygiene products, reducing the waste into landfills and providing aid worldwide. We have adopted policies, such as our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct, to help guide our approach and report on our efforts to stakeholders in our corporate responsibility reporting, which for the avoidance of doubt is expressly not incorporated herein. In 2019, we published our first Corporate Responsibility Report and in early 2020 we adopted and published our Enterprise Environmental Policy, Human Rights and Labor Rights Policy, and Supplier/Vendor Code of Conduct. In 2021, we published two Corporate Responsibility Reports disclosing additional key environmental sustainability metrics and other notable items, including our first Task Force on Climate-Related Financial Disclosures (“TCFD”) report to more specifically address climate-related risks to our business. In 2022, we set and published our intensity metric reduction targets for achievement by 2030. Our 2024 Corporate Responsibility Report which contains our interim progress towards our intensity metric reduction goals can be found on our website at www.xeniareit.com/corporate-responsibility. None of these reports, nor any other information on our website, are incorporated into this proxy, nor does either form a part of this proxy.
We are committed to the appropriate expansion of these practices as we continue to seek new environmental innovations and practices to implement across our portfolio. Our various hotel brands and operators are also aligned with us in their desire to advance environmental programs and practices. Together we are committed to improving energy efficiency and reducing the environmental impact of our hotels and resorts.

Corporate Citizenship and Community Impact
The Company takes seriously its responsibility to invest in and strengthen the communities in which our properties are located and believes in giving back. In addition to supporting our operators in the communities in which our hotels and resorts are located, we have made a significant effort to embrace and support local charitable organizations in the Central Florida area, where our corporate office is located. Since our listing on the NYSE, at our employees’ request, we have invited over 30 different charitable organizations to visit our office and meet our employees. This has helped our employees volunteer and directly contribute to worthy causes within our local community.
Board Refreshment, Director Onboarding and Continuing Education
Our Board of Directors is committed to active board refreshment to ensure optimal board structure, composition and mix of skill sets and background. To meet this goal, the Nominating and Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, perspective, and backgrounds relevant to the Company’s overall strategies.
As new directors join our Board, each new director participates in a robust onboarding process facilitated by senior management team members including education on our industry, our operating partners and other important stakeholders, Company history, values and our strategic mission. The onboarding programs are designed to familiarize new directors with the Company’s business, strategies and challenges and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. On an ongoing basis, management coordinates and prepares additional educational sessions for directors on matters relevant to the Company and its business, including presentations by industry experts and other relevant interactive sessions.
Succession Planning
Our Board of Directors, along with input from our Nominating and Corporate Governance Committee, regularly reviews succession planning for the Chief Executive Officer, other executive officers and key employees to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer or other key management positions. In addition to succession planning for management positions, the Board, with input from our Nominating and Corporate Governance Committee, also administers our Board refreshment process and director succession planning.
Role of our Board of Directors in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process as well as strategic risks to the Company. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board a comprehensive report on the material risks to the Company, including cyber-risk, credit risk, liquidity risk, environmental risk and operational risk. At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk that is identified. Throughout the year, management monitors the Company’s risk profile and updates the standing committees and the Board as new material risks are identified or as the aspects of a risk previously presented to the Board materially change. Our Board administers this oversight function directly, with support from its standing committees, each of which addresses risks within its respective areas of oversight. In particular and as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements and, management of cyber-related risks in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and oversight of ethical conduct and monitors the effectiveness of our corporate governance and environmental and sustainability programs. The Compensation Committee is responsible for overseeing risks related to the Company’s compensation policies and practices.
Board Committees
Our Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The principal functions of each committee are briefly described below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee comply with the applicable listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors.
Additionally, our Board may from time to time establish other committees or sub-committees to facilitate the Board’s oversight of management of the business and affairs of our company.

Audit Committee
Ms. Goulet, Ms. Isaacs-Lowe, and Ms. McCormick are the current members of the Audit Committee of the Board of Directors with Ms. Goulet serving as Chair. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. Each of the members of the Audit Committee is independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. Each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has determined that each of the members of our Audit Committee is “financially literate” as that term is defined by the NYSE corporate governance listing standards. The Audit Committee has oversight responsibilities regarding:
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•the performance of our internal audit function.
The Audit Committee is also responsible for, among other things:
•appointing, evaluating, compensating and overseeing an independent registered public accounting firm, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm and reviewing the adequacy of the auditing firm’s internal quality control procedures;
•preparing the audit committee report required by SEC regulations to be included in our proxy statement;
•reviewing and discussing the Company’s annual and quarterly financial statements with management and the independent auditor;
•engagement, evaluation and compensation of the internal auditor;
•discussing our overall risk assessment and management, including major financial and cyber-risks; and
•reviewing and approving any transaction between us and a related person pursuant to our related person transaction policy.
Our Board of Directors has adopted a written charter for our Audit Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Audit Committee Charter.”
Compensation Committee
Messrs. Gartland, Bass, and Moorehead are the current members of the Compensation Committee of the Board of Directors with Mr. Gartland serving as Chair. Each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Compensation Committee is responsible for, among other things:
•annually reviewing and approving the corporate goals and objectives with respect to the compensation of our Chief Executive Officer and evaluating our Chief Executive Officer’s performance in light of these goals and objectives and, based upon this evaluation, setting our Chief Executive Officer’s compensation;
•reviewing and setting the compensation of our executive officers other than the Chief Executive Officer;
•reviewing and approving employment and severance agreements or arrangements with the Company's executive officers;
•reviewing and making recommendations to our Board of Directors regarding director compensation;
•reviewing and approving or recommending to our Board of Directors our incentive compensation and equity-based plans and arrangements;
•reviewing and discussing with management our Compensation Discussion & Analysis (“CD&A”) and considering whether to recommend to our Board of Directors that our CD&A be included in the appropriate filing;
•preparing the annual compensation committee report;

•administering and overseeing the Company's compliance with the compensation recovery policy required by SEC and NYSE rules; and
•overseeing and periodically assessing material risks associated with our compensation structure, policies and programs generally for all employees, including our named executive officers.
In fulfilling its responsibilities, to the extent permitted under applicable law, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee also has the authority to authorize one or more officers of the Company to grant equity-based rights or options to officers (other than executive officers) and employees, in a manner that is in accordance with applicable law and the 2015 Incentive Award Plan.
The Compensation Committee has retained Ferguson Partners Consulting, L.P., (“FPC”) to serve as the Compensation Committee’s independent compensation consultant since our listing on the NYSE on February 4, 2015. FPC was engaged to assist the Compensation Committee with a variety of tasks, which for 2024 included, among other things, developing our public peer group, analyzing pay by both magnitude and structure across our peer group, evaluating our compensation programs for both executives and non-employee directors, providing market trends and information on best practices, and assisting with the design of our pay systems, which includes a long-term incentive program for our executives. FPC does not provide additional services to the Company other than those described herein. The Compensation Committee assessed the independence of FPC, including consideration of the independence factors specified in the NYSE listing standards, and concluded that no conflict of interest existed in 2024 that would prevent FPC from serving as an independent consultant to the Compensation Committee. The Compensation Committee retains its authority over, and is responsible for, all compensation decisions.
Our Board of Directors has adopted a written charter for our Compensation Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Compensation Committee Charter.”
Nominating and Corporate Governance Committee
Mmes. McCormick and Isaacs-Lowe and Messrs. Gartland and Oklak are the current members of the Nominating and Corporate Governance Committee of the Board of Directors with Ms. McCormick serving as Chair. Each of the members of the Nominating and Corporate Governance Committee is independent, as defined by the rules of the NYSE and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee is responsible for, among other things:
•identifying individuals qualified to become members of our Board of Directors consistent with criteria approved by the Board of Directors and ensuring that our Board of Directors has the requisite expertise and its membership consists of persons with sufficiently varied and independent backgrounds, and recommending to the Board the nominees for election to the Board at annual meetings of stockholders;
•reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee of the Board of Directors;
•developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and, from time to time, reviewing such guidelines and recommending changes to the Board of Directors for approval as necessary;
•overseeing and approving the management continuity planning process and reviewing and evaluating the succession plans relating to executive officer positions;
•overseeing the annual self-evaluations of the Board of Directors and its respective committees; and
•overseeing the environmental and sustainability initiatives of the Company.
Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Nominating and Governance Committee Charter.”
Selection of Director Nominees
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the Board of Directors. The Nominating and Corporate Governance Committee will consider relevant experience, skills and knowledge as well as minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience, and an ability to work collegially with the other members of the Board of Directors. The Nominating and Corporate Governance Committee does not have a set policy for considering or weighing qualifying characteristics in identifying nominees, however it will consider all factors it considers appropriate, which may include existing commitments to other businesses, other board service, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Corporate Governance Committee will screen all potential candidates in the same manner, regardless of the source of the recommendation. The review is expected to be based on any written materials provided with respect to potential candidates, and the Nominating and Corporate Governance Committee will review the materials to determine the qualifications, experience and background of the candidates. Final candidates are expected to be interviewed by the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may retain a search firm to assist with identifying and recruiting director candidates for our Board.
The Nominating and Corporate Governance Committee will consider director candidates properly recommended by stockholders for our 2026 annual meeting of stockholders. Any such recommendations should be included in a written notice addressed to the Chair of the Nominating and Corporate Governance Committee, care of: Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. The notice must include the information required by the Company’s bylaws for advance notice of stockholder nominees for director, and must be delivered within the time period specified in the Company’s bylaws. If the shares of our common stock held by the stockholder making the recommendation are held in “street name,” notices should also attach proof of ownership of Xenia common stock as of the date of the notice. At a minimum, candidates recommended for nomination to the Board of Directors must meet the director independence standards of the NYSE. The deadline for submission of potential director nominees for consideration by the Nominating and Corporate Governance Committee for nomination at the 2026 annual meeting of stockholders is 5:00 p.m., Eastern Time, on December 1, 2025.
Executive Committee
Messrs. Verbaas, Oklak, Gartland and Mmes. Goulet and McCormick are the members of the Executive Committee of the Board of Directors with Mr. Verbaas serving as Chair.
The Executive Committee has, and may exercise, all the powers of the Board in the management of the business and affairs of the Company between meetings of the Board of Directors, except (a) as limited by our charter or bylaws, each as amended, the rules of the NYSE or applicable law or regulation and (b) with respect to matters that are specifically reserved for the Board or another committee of the Board. Our Board of Directors has adopted a written charter for our Executive Committee, which is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance - Executive Committee Charter.”
Director Independence
Under our Corporate Governance Guidelines, our Board of Directors will be comprised of a majority of directors who qualify as independent directors under the listing standards of the NYSE. The Board is required to make an affirmative determination at least annually as to the independence of each director. In making independence determinations, the Board reviews all relevant facts and circumstances, including the director’s commercial, employment, industrial, banking, consulting, legal, accounting, charitable and familial relationships, as well as business relationships any director or nominee for director may have with the Company, including that certain entities affiliated with the directors may pay amounts to the Company for room accommodations and meeting space in the ordinary course of business. Of the eight persons who serve on our Board of Directors and who are standing for election at the 2025 Annual Meeting, our Board has determined that each of Messrs. Oklak, Bass, Gartland, Moorehead and Mmes. Goulet, Isaacs-Lowe and McCormick, or 87.5% of our directors standing for re-election to our Board, satisfy the listing standards for independence of the NYSE.
Corporate Governance Guidelines
Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Corporate Governance Guidelines.”
Code of Ethics and Business Conduct
Our Board has adopted a code of ethics and business conduct that applies to our directors, officers and employees. Among other matters, our code of ethics and business conduct is designed to deter wrongdoing and to promote:
•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;

•prompt internal reporting of violations of the law or the code of ethics and business conduct;
•accountability for adherence to the code of ethics and business conduct, including fair process by which to determine violations;
•consistent enforcement of the code of ethics and business conduct, including clear and objective standards for compliance;
•protection for persons reporting any such questionable behavior;
•protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and
•confidentiality of information entrusted to directors, officers and employees by the Company and its customers.
Our code of ethics and business conduct is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Code of Ethics and Business Conduct.”
We will promptly disclose amendments to or waivers of certain provisions of the code of ethics and business conduct applicable to our principal executive officer, principal financial officer, principal accounting officer, and individuals performing similar functions on our website as set forth above or as otherwise required by law and NYSE regulations.
Stockholder Communications with our Board of Directors
Our Board of Directors has adopted a policy regarding stockholder communications with our Board of Directors. Pursuant to this policy, stockholders of the Company, or other interested parties, may communicate with independent members of the Board or the chair of one of the Board committees, including the chair of executive sessions of non-management directors, by addressing any communications to the intended recipient by name or position in care of Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801, Attention: Corporate Secretary or shareholdercommunications@xeniareit.com. Our policy regarding stockholder communications contains additional information regarding these communications and is available on our website at www.xeniareit.com under the headings “Investor Relations — Corporate Overview — Corporate Governance — Stockholder Communications Policy.”
Compensation Committee Interlocks and Insider Participation
Messrs. Gartland, Bass and Moorehead served on the Compensation Committee of the Board of Directors during 2024. None of the current members of our Compensation Committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Compensation of Directors
Cash Compensation
Under our Director Compensation Program, which was restated effective as of January 1, 2020 (the “Director Compensation Program”), each non-employee director is entitled to receive an annual cash retainer of $75,000. In addition, committee members and chairs and our Lead Director are entitled to receive the following additional annual cash retainers (as applicable):
Chair of Audit Committee: $20,000
Chair of Compensation Committee: $20,000
Chair of Nominating and Governance Committee: $15,000
Non-Chair Audit Committee Member: $10,000
Non-Chair Compensation Committee Member: $10,000
Non-Chair Nominating and Corporate Governance Committee Member: $7,500
Lead Director: $45,000
Equity Compensation
In addition to the cash retainers, each non-employee director who was initially elected or appointed to serve on the Board was granted an award of shares of our common stock on the effective date of such initial election or appointment with a value equal to $100,000. Awards granted to directors who were initially elected or appointed on a date other than an annual meeting date were pro-rated to reflect the director’s partial year of service. Additionally, each director who was re-elected at an annual meeting was granted an award of LTIP Units of our Operating Partnership on the date of the annual meeting with a value equal to $100,000. Under certain circumstances, a director could be granted an equivalent number of shares of our common stock in lieu of LTIP Units. All such awards were fully vested as of the date of grant.
2024 Non-Employee Director Compensation Table
The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2024. This table excludes Mr. Verbaas, who is an employee of the Company and does not receive compensation for his services as a director. All compensation paid to Mr. Verbaas in 2024 is reflected in “Article IV: Executive Compensation — Summary Compensation Table.”

Name	Fees Earned in Cash ($)(1)	LTIP Unit Awards/Shares of Common Stock ($)(2)	Total ($)
Keith E. Bass	$85,000	$100,001	$185,001
Thomas M. Gartland	$99,739	$100,001	$199,740
Beverly K. Goulet	$95,000	$100,001	$195,001
Arlene Isaacs-Lowe	$92,500	$100,001	$192,501
Mary E. McCormick	$100,000	$100,001	$200,001
Terrence Moorehead	$88,819	$100,001	$188,820
Dennis D. Oklak	$127,500	$100,001	$227,501
(1)Amounts reflect annual retainers and, as applicable, committee chair and member retainers and lead director retainers earned in 2024.
(2)Amounts reflect the grant date fair value of LTIP Unit awards or shares of common stock granted during 2024 computed in accordance with Accounting Standard Codification ("ASC") Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). For additional information regarding the assumptions used to calculate the value of such LTIP Unit awards, please refer to Note 12 in our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2024. Each non-employee director was granted 6,766 fully vested LTIP Units of the Operating Partnership during 2024. The number of LTIP Units granted to each non-employee director was determined by dividing (x) $100,000, by (y) the closing trading price of a share of our common stock on the date of grant, rounded up to the nearest whole LTIP Unit.

ARTICLE III: EXECUTIVE OFFICERS
The following sets forth information regarding the executive officers of the Company during 2024.

Name	Age	Position
Executive Officers
Marcel Verbaas	55	Chair and Chief Executive Officer
Barry A.N. Bloom	60	President and Chief Operating Officer
Atish Shah	52	Executive Vice President, Chief Financial Officer and Treasurer
Taylor C. Kessel	46	Senior Vice President, General Counsel and Secretary
Joseph T. Johnson	50	Senior Vice President and Chief Accounting Officer
Biographical information pertaining to Mr. Verbaas, who is both our Chair and an executive officer of the Company, can be found in “Article II: Corporate Governance — Our Board of Directors.”
Barry A.N. Bloom, Ph.D. is our President and Chief Operating Officer. Mr. Bloom held the position of Executive Vice President and Chief Operating Officer with Xenia or its affiliated entities from July 2013 until November 2017 when he was appointed President and Chief Operating Officer. In this role, Mr. Bloom is responsible for direct oversight of the asset management and project management functions, as well as a variety of strategic and operational corporate functions of Xenia. Mr. Bloom is currently an adjunct faculty member at Florida International University. From July 2011 to June 2013, Mr. Bloom served as an Associate Professor of the Practice in the School of Hospitality Administration at Boston University and from July 2010 to June 2011, Mr. Bloom served as an Instructor in the School of Hospitality Leadership at DePaul University. From 2008 to 2011, Mr. Bloom co-founded and was a Principal of Abacus Lodging Investors LLC, a hotel investment and advisory firm. Prior to pursuing an academic career, Mr. Bloom worked for a variety of leading hotel investment firms, most recently as Executive Vice President of Portfolio Management & Administration with CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was responsible for oversight of the company’s $6.6 billion portfolio. Prior to CNL, he served as Vice President - Investment Management for Hyatt Hotels Corporation from 2000 to 2003. In addition, Mr. Bloom has worked for Tishman Hotel & Realty, VMS Realty Partners and Pannell Kerr Forster (now CBRE Hotels). Mr. Bloom received his Bachelor of Science degree in Hotel and Restaurant Management as well as a Master of Business Administration degree from Cornell University and a Doctor of Philosophy degree in Hospitality Management from Iowa State University.
Atish Shah is our Executive Vice President, Chief Financial Officer and Treasurer and has held this position with Xenia since April 2016. Mr. Shah most recently served as Senior Vice President – Strategy, Financial Planning & Analysis, and Investor Relations for Hyatt Hotels Corporation (“Hyatt”), a position he held beginning September 2012. From April 2015 to March 2016, Mr. Shah also served as Interim Chief Financial Officer for Hyatt. In this role, Mr. Shah had responsibility for the global finance function, including treasury, tax, accounting, internal audit, operations finance and purchasing. Mr. Shah began at Hyatt in December 2009 as Senior Vice President - Investor Relations. Prior to joining Hyatt, Mr. Shah served as a portfolio manager of a hospitality real estate private equity fund at Lowe Enterprises. Prior to that, he worked for Hilton Hotels Corporation in a variety of finance roles, including those in feasibility, planning, investment analysis and investor relations. Mr. Shah holds a Bachelor of Science with Honors from Cornell University, a Master of Management in Hospitality from Cornell University and an MBA from The Wharton School of the University of Pennsylvania.
Taylor C. Kessel is our Senior Vice President, General Counsel and Secretary. Mr. Kessel joined the Company in January 2015 and served as Vice President – Corporate Counsel until 2016 when he was appointed to his current role. Mr. Kessel is responsible for managing the legal affairs of Xenia and its affiliates, including corporate governance, compliance with securities regulations, acquisitions and dispositions, loan transactions, litigation management, and providing legal support to the asset management and project management teams. Previously, Mr. Kessel served as Corporate Counsel for Ruth’s Hospitality Group, Inc., a formerly publicly traded restaurant company and the operator of Ruth’s Chris Steak House, from 2011 through 2014. Prior to Ruth’s, Mr. Kessel served as Corporate Counsel for CNL Lifestyle Properties, Inc., a public non-listed REIT that invested in income-producing properties with a focus on lifestyle-related industries. Mr. Kessel is a member of the Florida Bar and a graduate of University of Florida Frederick G. Levin College of Law and holds a Masters of Science in Real Estate and a Bachelor of Science in Business Management both from the Warrington College of Business at University of Florida.
Joseph T. Johnson is our Senior Vice President and Chief Accounting Officer and has held this position since May 2015. In this role, Mr. Johnson has primary responsibility of overseeing accounting, SEC financial reporting, internal audit, taxation and information technology. Previously, Mr. Johnson served as Chief Financial Officer of CNL Healthcare Properties, Inc. and CNL Lifestyle Properties, Inc., each of which were public non-listed REITs, from 2011 until April 2015. Prior to and during that time, Mr. Johnson also held various other positions with these entities and their affiliates, including Senior Vice President, Treasurer and Chief Accounting Officer. Prior to this, Mr. Johnson served as Vice President of Financial Reporting for CNL Hotels & Resorts, Inc. a public non-listed lodging REIT. Mr. Johnson began his career in the audit practice of KPMG LLP. He holds a Bachelor of Science and Masters in Accounting from the Kenneth G. Dixon School of Accounting at the University of Central Florida.

ARTICLE IV: EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers who are named in the “Summary Compensation Table” below and the principal factors relevant to an analysis of these policies and decisions. We refer to this group collectively as our “named executive officers” or "NEOs." Our named executive officers for 2024 were:
•Marcel Verbaas, Chair and Chief Executive Officer;
•Barry A.N. Bloom, President and Chief Operating Officer;
•Atish Shah, Executive Vice President, Chief Financial Officer and Treasurer;
•Taylor C. Kessel, Senior Vice President, General Counsel and Secretary; and
•Joseph T. Johnson, Senior Vice President and Chief Accounting Officer.
Executive Summary
2024 Company Performance Achievements
Our total portfolio RevPAR, which includes the results of hotels sold or acquired for the period of ownership by the Company, increased 1.7% to $172.36 for the year ended December 31, 2024, compared to $169.46 for the year ended December 31, 2023. The increase in our total portfolio RevPAR for the year ended December 31, 2024 compared to the same period in 2023 was driven by an increase in occupancy to 67.4% in 2024 from 65.1% in 2023, partially offset by a 1.8% decrease in ADR to $255.62.
Net income attributable to common stockholders decreased 15.7% for the year ended December 31, 2024 compared 2023. Adjusted EBITDAre and Adjusted FFO attributable to common stock and unit holders decreased 5.8% and 2.9%, respectively, for the year ended December 31, 2024 compared to 2023.
The Company completed the following significant events during the year ended December 31, 2024:
•In July 2024, we completed the disposition of the 107-room Lorien Hotel & Spa, in Alexandria, Virginia for a sale price of $30.0 million. The Company recognized a gain on sale of approximately $1.6 million. Net cash proceeds from the sale, after transaction costs, were $29.1 million.
•In November 2024, we amended and restated the credit agreement governing our corporate credit facilities to replace the credit facilities outstanding thereunder with a new $825 million senior unsecured credit facility comprised of a $500 million revolving line of credit, a $225 million initial term loan and a $100 million delayed draw term loan. The proceeds from the 2024 Initial Term Loan were used to pay off both the existing $125 million corporate credit facility term loan and $100 million corporate credit facility term loan.
•In November 2024, we issued $400 million of 6.625% Senior Notes due 2030 at a price equal to 100% of face value. We used the net proceeds, together with cash on hand, to redeem in full the outstanding $464.7 million aggregate principal of 6.375% Senior Notes due 2025.
•Returned approximately $64 million to shareholders through a combination of share repurchases and dividends.
•Invested of $140.6 million in portfolio improvements, which we believe will drive positive performance at these properties in the future.
In addition to the above we made significant strides in strategic planning for comprehensive renovations expected to yield significant returns on investments including Grand Hyatt Scottsdale Resort. During 2024, significant projects in the Company’s portfolio included:
•Waldorf Astoria Atlanta Buckhead – Renovation of all meeting rooms.
•Bohemian Hotel Savannah Riverfront, Autograph Collection – Reconcepting and renovation of the hotel’s restaurant into Coastal 15, a modern seafood concept.
•The Ritz-Carlton, Denver – Renovation of ELWAY’S Downtown restaurant.

•Westin Oaks Houston at the Galleria – Renovation of the lobby and restaurant, relocation of the fitness facility, Heavenly Bed upgrades, addition of a concierge lounge and meeting space.

•Westin Galleria Houston – Renovation of the lobby and Heavenly Bed upgrades.
•Marriott Woodlands Waterway Hotel & Convention Center – Renovation of the lobby, restaurant, and bar and addition of an M Club, completed in January 2025.

•Grand Hyatt Scottsdale Resort – The Company has completed all major components of the transformative renovation of the former Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch. On November 1, 2024 the property was upbranded to Grand Hyatt Scottsdale Resort. The components of the transformative renovation and their respective completion dates were as follows:
◦Pool complex, pool bars, and amenities – Full renovation, including significant redesign of the pool, pool deck, and pool bars. The adult pool and H2Oasis pool bar were completed in mid-January 2024 and the remainder of the pool complex was completed in early April 2024.
◦Guest rooms and corridors – Full renovation of all guest rooms including new case goods, soft goods, bathrooms, and fan coil units. Guest rooms were completed on a continually phased basis with all 496 rooms, including the addition of five guest rooms, fully completed in September 2024. Certain premium suites and casitas were finished in January 2025.
◦Arizona Ballroom expansion and meeting space renovation – Renovation of existing ballrooms, meeting rooms, and pre-function spaces, all completed in October 2024. Expansion of the Arizona Ballroom by approximately 12,000 square feet was completed and available for groups in early January 2025.
◦Public spaces and food & beverage outlets – Major renovation of all areas, including lobby, lobby bar, hotel market, and significant expansion of outdoor dining space. Reconcepting and redesign of all food & beverage venues, including La Zozzona, an upscale modern-Italian steak and seafood concept which opened in November 2024, Tiki Taka, a global small plate concept, including a sushi bar which opened in early January 2025, Mesa Central, an innovative, three-meal southwestern grill which opened in early November 2024, and Grand Vista Lounge, a reinvention of the hotel’s renowned lobby bar which opened in late October 2024. All of these outlets were designed and concepted in collaboration with celebrity chef Richard Blais and were substantially complete in early November while openings were phased in coordination with business levels.
◦Building façade, infrastructure, and grounds – Redesign of several elements of the building façade, replacement of all exterior lighting, redesign of existing solar panels, and new exterior signage, all of which were completed by the end of 2024, with the exception of certain exterior projects, including a parking lot renovation which will be completed during 2025.

Overview of Executive Compensation Program
Compensation Best Practices
Our executive compensation program incorporates the following best practices:

	What we do		What we don't do

✓	Our executives’ total compensation opportunity is substantially based on Company performance, awarded through our annual and long-term incentive compensation programs.	✗	We do not provide change in control excise tax “gross-up” payments.

✓	Our Chief Executive Officer received approximately 70% and other named executive officers received approximately 63% of target total compensation in the form of "at-risk" performance-based incentives.	✗	We do not provide guarantees for equity awards or cash incentive payments.

✓	Any change in control cash payments pursuant to severance agreements with our named executive officers are subject to a “double-trigger.”	✗	No automatic annual increase in executive salaries.

✓	Named executive officers are required to accumulate and hold a meaningful amount of stock. Refer to the subsection entitled “Stock Ownership Guidelines” for more detail.	✗	The Company does not maintain a pension plan and does not provide excessive perquisites to the named executive officers.

✓	Our Compensation Committee retains and meets regularly with an independent compensation consultant to advise on executive compensation.	✗	No pledging, hedging or short sales of Company securities by directors, officers or employees.

✓	Our Compensation Committee regularly reviews the Company’s compensation plans and programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk-taking.	✗	No counting of unvested performance equity awards toward our stock ownership guidelines.

✓	The Compensation Committee considers, in making its compensation decisions, whether our compensation arrangements create risks that are reasonably likely to have a material adverse effect on us.

✓	We maintain a mandatory clawback policy in compliance with SEC rules and the NYSE listing company standards pursuant to which the Company must recover amounts inappropriately paid in the event of a restatement of our financial statements, unless the Compensation Committee determines that recovery would be impracticable.

✓	We review and consider stockholder feedback in structuring executive compensation.

✓	We apply multi-year vesting requirements to all equity awards to facilitate retention and ensure performance alignment.

✓	We conduct an annual advisory vote on executive compensation (“say-on-pay”).

The Company believes compensation should reinforce and promote its business objectives. The Company also believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The primary purpose of our executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.
Since our listing on the NYSE, the Company has maintained a compensation program which bases a significant percentage of compensation for our executive officers on Company performance. Performance-based pay aligns the interests of management with the Company’s stockholders. Consistent with years past, the compensation program for 2024 placed a total of approximately 70% of Mr. Verbaas’ compensation and an average of approximately 63% of the Company’s other named executive officers’ target total compensation "at-risk". The charts below depict the composition, at target levels, of each element of the 2024 compensation program, including those that were performance-based.

The Company consistently seeks to align the interests of its executive officers with those of its stockholders by providing a significant portion of executive officers’ compensation in the form of equity or equity-based awards, either through shares of common stock, restricted stock units or units of limited partnership interest in the Company’s Operating Partnership. Through robust share ownership guidelines for executive officers and grants of time- and performance-based vesting LTIP Units, the value of the executive officers’ total compensation increases as total returns to stockholders increase. Moreover, the Company’s executive compensation program is designed to reward favorable total stockholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the lodging REIT industry and each executive’s long-term career contributions to the Company.
The rigorous “pay for performance” program the Company has implemented since its listing on the NYSE has received overwhelming stockholder support in every year other than 2021, both through voting outcomes on say-on-pay as well as direct feedback from investors, proxy advisory firms and other stakeholders. In 2024, the program received a 97% level of support of votes cast by stockholders in favor of the program and its design and effectiveness, consistent with an average say-on-pay approval rate of 96% in all other years except for 2021. In all years other than 2021, the Company received positive reviews and recommendations to vote “FOR” on the Company’s say-on-pay from two of the largest proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis.
2024 Say-On-Pay Results and Investor Outreach
At our 2024 annual meeting, over 97% of votes cast were in favor of our “say-on-pay” proposal. This marks the seventh year since 2017 (every year other than 2021) that the Company has received in excess of 93% support on our “say-on-pay” proposal. Though the members of the Compensation Committee believe that the stockholder vote on our 2024 “say-on-pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2023 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual "say-on-pay" votes. In 2024, we contacted institutional investors representing over 56% of our common stock as of December 31, 2024, and held meetings with a number of these institutional investors. These engagement meetings provide our stockholders the opportunity to provide candid, constructive feedback and create a forum to discuss our executive compensation program and its alignment with performance and the Company’s strategy. We use these engagement meetings to solicit feedback on our compensation program and practices and consistent with prior years in 2024 we continued to receive positive feedback from our stockholders on the compensation program. The Compensation Committee also continued its engagement with FPC to assist it in reviewing our executive compensation program.
Our compensation program and pay practices in 2024 were consistent with prior compensation programs in place in those years in which we received overwhelming say-on-pay support and were endorsed by stockholders during the Company's stockholder outreach and engagement meetings held in 2024.

Summary of Compensation Outcomes for 2024
In February 2024, the Compensation Committee approved the annual long-term equity awards, which were consistent with prior years’ awards and primarily consist of performance-based awards which are "at-risk". For each of the named executive officers, 75% of such named executive officer's target equity grant consisted of performance-based Class A Units and 25% consisted of Time-Based LTIP Units. In March 2024, the Compensation Committee approved an annual non-equity incentive plan based primarily on performance-based financial goals. These goals included both Company financial performance goals and individual performance goals specific to each named executive officer. The 2024 compensation program as approved by the Compensation Committee demonstrates the Company's long-standing commitment to developing and maintaining a compensation program that properly aligns pay for performance. Overall, the Compensation Committee believes the 2024 pay outcomes appropriately align pay and both short- and long-term performance while also balancing the performance and retention objectives of the compensation program. The charts below depict the weighting of each element of compensation awarded in 2024.
Weighting of Elements of 2024 Executive Compensation

* The percentages related to the equity awards in the above charts are based on the fair market value of the equity award at the time of the grant.

Highlighted below are the key objectives and elements of our executive compensation program, the purpose of each element and the process for determining each element.

Determination of Compensation
Our Compensation Committee is responsible for determining the amount and composition of compensation paid to all of our named executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program, as well as specific compensation levels for each named executive officer. In its role, the Compensation Committee utilizes market data from publicly available sources and as provided by FPC. Additionally, the Compensation Committee reviews and considers the recommendations of our Chief Executive Officer with respect to compensation decisions of our named executive officers other than himself. The Compensation Committee believes it is valuable to consider the recommendations of Mr. Verbaas with respect to these matters because, given his knowledge of the day-to-day responsibilities of our executive officers, he is in a unique position to provide the Compensation Committee perspective into the performance of our executive officers.
Though the members of the Compensation Committee believe that the stockholder vote in 2024 on our say-on-pay proposal is representative of the overall historical quality and rigor of the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to align with the interests of our stockholders. Following the 2023 “say-on-pay frequency” vote, our Board of Directors resolved to continue to hold annual say-on-pay votes.
Independent Consultant
FPC advises our Compensation Committee on compensation program design and the amounts payable to our executive officers. FPC provides our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. FPC does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company.
Annual Process
At the end of each year, our Compensation Committee reviews the total compensation of each of our named executive officers for that year, including an estimate of the incentive plan compensation for the year. At this meeting, our Compensation Committee also reviews appropriate compensation studies and surveys provided by FPC. After the review, our Compensation Committee finalizes and approves the design of the compensation program for the upcoming year. In 2024, FPC provided consultation and resources to the Compensation Committee throughout the year.
Use of Competitive Peer Group
Our Compensation Committee engages FPC annually to provide a study of our executive officer compensation compared to executive officer compensation at nine similarly situated lodging REITs, or what we call our “Peer Group.” Our Peer Group was selected because their total assets, asset characteristics, revenues, number of employees and market capitalization were comparable to ours. For 2024, the Peer Group consisted of eight publicly traded hospitality REITs that the Company and FPC consider to be the most relevant peer group against which to review compensation for our named executive officers. As of December 31, 2024, the Peer Group had total enterprise values ranging from approximately 0.8x to 3.2x the Company’s total enterprise value. The members of our Peer Group are:

Apple Hospitality REIT, Inc.	RLJ Lodging Trust
DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.
Park Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.
Pebblebrook Hotel Trust	Sunstone Hotel Investors, Inc.

Following the review of the study and considering the experience and skill level of each executive, our Compensation Committee sets an appropriate base salary for the named executive officers along with target bonuses and equity awards for the following year. While the Compensation Committee examines market data, including data derived from the Peer Group, the Compensation Committee also takes into consideration a number of qualitative factors and individual assessments in arriving at an appropriate compensation package for each individual executive officer and the Compensation Committee does not set the compensation of the named executive officers to a particular percentile of the Peer Group or any single component thereof, such as base salary, total cash compensation, incentive compensation or total compensation. Instead, the Compensation Committee reviews the compensation information to inform itself of the compensation amounts paid by the Company’s competitors to their executive officers and therefore required for executive officer recruitment and retention.
Subsequent to the end of the year and once the financial results for the prior year are available, our Compensation Committee reviews the achievement of the formulaic components of the cash incentive program and individual objectives. Based on this review, our Compensation Committee finalizes and approves the annual cash incentive compensation for the prior year. Additionally, our Compensation Committee finalizes the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term equity incentive awards. We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy.
Elements of Executive Compensation Program
Annual Base Salary
2024 and 2025 Salaries
Our named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each of the executives is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2024 and 2025, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:
•an amount necessary to retain the named executive officers;
•the scope of the named executive officer’s responsibilities;
•the experience and skill set possessed by the particular named executive officer;
•the role within the executive management team; and
•the competitive market compensation paid to executive officers in similar positions within our Peer Group.
The 2024 annual base salaries for the named executive officers are provided in the "Summary Compensation Table" or in the footnotes to the same. For 2025, after considering the information and analysis provided by FPC regarding the compensation levels of executive officers of the applicable peer group, the Compensation Committee decided not to increase the base salary for Messrs. Verbaas, Bloom and Shah. Based on market data and to more closely align each individual's overall compensation with the applicable peer group, Messrs. Kessel and Johnson received base salary increases. As a result, the Compensation Committee approved annual base salaries for 2025 for Messrs. Verbaas, Bloom, Shah, Kessel and Johnson of $900,000, $580,000, $550,000, $475,000, and $415,000, respectively.
Non-Equity Incentive Program
2024 Annual Cash Bonus
In 2024, our named executive officers were eligible to participate in an annual bonus program under which participants may earn annual cash performance bonuses based upon the achievement of certain performance criteria.
The threshold, target and maximum bonus levels for each of our named executive officers for 2024 were:

Name	Threshold Annual Bonus (% of annual base salary)	Target Annual Bonus (% of annual base salary)	Maximum Annual Bonus (% of annual base salary)
Marcel Verbaas	100%	170%	270%
Barry A.N. Bloom	75%	125%	200%
Atish Shah	60%	100%	160%
Taylor C. Kessel	60%	100%	160%
Joseph T. Johnson	45%	75%	120%

Performance between threshold and target and between target and maximum levels is interpolated on a straight-line basis. Under the annual bonus compensation program, the 2024 performance metrics were: (1) Adjusted FFO per share, (2) Hotel EBITDA Margin, (3) RevPAR and (4) individual performance objectives. Adjusted FFO per share and Hotel EBITDA Margin are non-GAAP financial measures. The Compensation Committee considers all relevant facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions, and retains the ability and authority to exercise its judgment and discretion to adjust an award up or down. Additionally, appropriate adjustments to objectives may be made based on transactions and significant market circumstances. For 2024, the Compensation Committee adjusted the performance metrics (other than individual performance objectives) to account for the disposition of one hotel which occurred during the year and after the adoption of the initial performance metrics. The weighting of each performance element for the annual bonus compensation program for each of our named executive officers in 2024 was as follows:

Metric	Weighting	Threshold 0.6x	Target 1.0x	Maximum 1.6x	Actual Performance
Adjusted FFO per share	55.0%	$1.298	$1.708	$2.118	$1.590
Hotel EBITDA Margin	15.0%	23.1%	26.1%	29.1%	24.7%
RevPAR	10.0%	$167.48	$176.30	$185.11	$172.36
Individual Performance Objectives	20.0%	Varies Per Executive			Achieved at Maximum Level

Metric	Weighting
Adjusted FFO per share	55.0%
Adjusted FFO per share is determined by adjusting the Company’s FFO per share as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“Nareit”), to adjust for terminated transaction and pre-opening expenses, amortization of debt origination costs share-based compensation, non-cash ground rent and straight-line rent expense, and other expenses we believe do not represent recurring operations.
The Company believes that Adjusted FFO per share, which is a non-GAAP measure, is a useful and key supplemental measure of operating performance, as it excludes the effect of nonrecurring items and historical cost accounting metrics, such as real estate depreciation and amortization, which may be of lesser significance in evaluating current performance. We believe that the use of Adjusted FFO per share can facilitate comparisons of operating performance between periods and between REITs, making the metric beneficial to investors’ complete understanding of our operating performance.
Accordingly, the Compensation Committee determined that 55.0% of the overall cash bonus for each executive officer would be based upon the level of Adjusted FFO per share generated by the Company during 2024. The Company's adjusted threshold, target and maximum levels of Adjusted FFO per share for 2024 were $1.298, $1.708 and $2.118, respectively. The Company’s 2024 Adjusted FFO per share of $1.590 for 2024 fell between the adjusted threshold and target levels of performance for this metric.

Metric	Weighting
Hotel EBITDA Margin	15.0%
Hotel EBITDA Margin is a commonly used measure of performance in the lodging REIT industry and is calculated by dividing Hotel EBITDA by Total Revenues. Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure.
The Company believes that Hotel EBITDA Margin, which is a non-GAAP measure, provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses. We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis.
The Compensation Committee believes that Hotel EBITDA Margin is an appropriate additional performance metric because it is reflective of management's effort and success in controlling operating costs of our hotels. Accordingly, the Compensation Committee determined that 15.0% of the overall cash bonus for each executive officer would be based upon the level of Hotel EBITDA Margin generated by the Company during 2024. The Company's adjusted threshold, target and maximum levels of Hotel EBITDA margin for 2024 were 23.1%, 26.1%, and 29.1%, respectively. The Company’s 2024 Hotel EBITDA Margin of 24.7% for 2024 fell between the adjusted threshold and target levels of performance for this metric.

Metric	Weighting
RevPAR	10.0%

RevPAR is a measure commonly used in the lodging industry to quantify nightly room revenue. The measure can be applied to a single hotel, market, or the industry and can pertain to a single night, week, month or year. RevPAR is calculated as either (1) the product of the average daily rate (“ADR”) and occupancy rate or (2) dividing hotel room revenue by room nights available to guests for a given period, and does not include non-room revenues such as food and beverage revenue or other operating revenues.
RevPAR is a metric used in the hotel industry to make an assessment regarding a hotel's operations and its ability to fill its available rooms at an average rate. Increasing a property's RevPAR means that its average room rate and/or its occupancy rate are increasing. RevPAR is an industry-wide metric used to measure top-line revenue growth, which we believe gives a useful measure of our performance.
Accordingly, the Compensation Committee determined that 10.0% of the overall cash bonus for each executive officer would be based upon the level of RevPAR generated by the Company during 2024. The Company's adjusted threshold, target and maximum levels of RevPAR for 2024 were $167.48, $176.30, $185.11, respectively. The Company’s RevPAR for 2024 of $172.36 fell between the adjusted threshold and target levels of performance for this metric.

Metric	Weighting
Individual Performance Objectives	20.0%

Twenty percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities. The following is a summary of each of our named executive officers’ individual objectives:
•Mr. Verbaas’ individual objectives primarily involved (i) continued efforts to improve certain Company performance metrics and relative total shareholder return through targeted strategies; (ii) successful execution of certain near-term operational goals including completion of large scale capital expenditure initiatives and addressing 2025 debt maturities; (iii) the continued refinement of the long-term strategic plan, including an updated review of the long-term investment strategy, balance sheet strategy and further refinement of the long-term capital plan; and (iv) continued enhancement of portfolio composition with a focus on earnings growth potential.
•Mr. Bloom’s individual objectives primarily involved (i) providing direction and oversight for asset management team with a focus on enhancing the performance of certain properties; (ii) providing direction and oversight for project management team across various large scale capital expenditure projects, including the substantial completion of the renovation of Grand Hyatt

Scottsdale Resort; (iii) continued oversight of certain corporate functions including human resources, marketing, insurance, and sustainability reporting; and (iv) playing a lead role in review and execution of corporate portfolio strategy.
•Mr. Shah’s individual objectives primarily involved (i) leading the Company's investor relations program and outreach efforts, including meeting with a certain percentage of existing shareholders and a significant number of potential investors through increased investor outreach efforts; (ii) the continued enhancement of internal and external reporting to increase effectiveness and value of presentation materials; (iii) continued efforts to strengthen the balance sheet by planning for debt maturities through targeted actions; and (iv) continued improvement of the finance function effectiveness through cross-training and providing oversight and leadership to members of the finance team and the incorporation and utilization of new technologies within the finance function.
•Mr. Kessel's individual objectives primarily involved (i) defending and protecting the interests of the Company by monitoring and providing guidance on key regulatory matters and managing key litigation matters; (ii) playing a leading role in the Company’s sustainability initiatives and shareholder engagement efforts; (iii) providing continued guidance and counsel to the Board and its respective committees on various items, including key regulatory matters; and (iv) seeking and creating new opportunities for exposure to various business segments within the organization, while continuing to enhance and strengthen the Company's legal and compliance functions.
•Mr. Johnson’s individual objectives primarily involved (i) establishment of a Company data analytics function focus on developing enhanced hotel operational data analytics; (ii) providing leadership and oversight of certain information technology functions within the Company, including implementation of enhanced security measures; (iii) providing leadership and oversight of the accounting and financial reporting functions, including providing additional support to the finance function and addressing the 2025 debt maturities; and (iv) continued monitoring and preparation for the potential effectiveness of certain climate-related disclosure requirements.
Our Compensation Committee asked our Chief Executive Officer to provide his assessment of each executive officer as it relates to the individual performance objectives. Following the review of the Chief Executive Officer’s assessment and a detailed discussion with our Chief Executive Officer regarding each of the other named executive officers, our Compensation Committee concluded that each of the named executive officers, including the Chief Executive Officer, earned a maximum payout for the individual performance component of each executive’s bonus. Our Compensation Committee reached this conclusion upon weighing the accomplishments achieved by the Company in 2024, including having the highest annual total shareholder return for 2024 among the Equity Award Peer Group. Not only did each executive officer professionally perform the objectives personal to him at a high level, but together the executive officers achieved the accomplishments for the Company outlined above under “2024 Company Performance Achievements.”

The actual cash incentive compensation earned and paid for 2024 performance as a percentage of base salary and as a percentage of target were as follows:

	2024 Cash Incentive Earned
Name	% of Base Salary	% of Target	Total ($)
Marcel Verbaas	171.0%	100.6%	$1,538,663
Barry A.N. Bloom	126.4%	101.1%	$733,130
Atish Shah	101.1%	101.1%	$556,168
Taylor C. Kessel	101.1%	101.1%	$470,215
Joseph T. Johnson	75.8%	101.1%	$307,156

Equity Compensation
We maintain the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan, as amended in 2023, (the “2015 Incentive Award Plan” or "2015 Plan") in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of our affiliates, to enable our Company and certain of our affiliates to obtain and retain the services of these individuals, which is essential to our long-term success, and to establish an equity-based compensation program suitable for a publicly traded company. In February 2024, each of our named executive officers was granted Class A Units and Time-Based LTIP Units under the 2015 Incentive Award Plan. Generally, we target providing at least half of each executive’s total target compensation opportunity in the form of long-term equity incentives, which for performance-based equity awards are measured over a three-year performance period. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our Peer Group. Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson received a total target equity grant of $3,450,000, $1,700,000, $1,350,000, $850,000, and $575,000 (each, a “Target Equity Grant”), respectively, of which 75% of such Target Equity Grant was in the form of Class A Units and 25% was in the form of Time-Based LTIP Units based on the average of the Company’s four-day closing price ending on February 23, 2024, with the potential to receive up to 2x the Target Equity Grant if maximum performance is achieved under the Class A Units awards as further discussed below. The equity awards are subject to accelerated vesting in the event of certain terminations of employment and/or a change in control, as more fully described in the “Potential Payments Upon Termination or Change in Control” section.
Elements of 2024 Long-Term Equity Awards

Performance-Based Equity Awards ("LTIP Units")
LTIP Units may be issued to eligible participants in the 2015 Incentive Award Plan for the performance of services to or for the benefit of the Operating Partnership. LTIP Units (other than Class A Units that have not vested), whether vested or not, receive the same quarterly per-unit distributions as common units in the Operating Partnership (“Common Units”), which equal the per-share dividends on shares of our common stock. Class A Units that have not performance vested generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of Common Units.
Initially, LTIP Units do not have full parity with Common Units with respect to liquidating distributions. If such parity is reached, vested LTIP Units may be converted into an equal number of Common Units at any time, and thereafter enjoy all the rights of Common Units, including redemption rights. Common Units are redeemable for cash based on the fair market value of an equivalent number of shares of our common stock, or, at the election of the Company, an equal number of shares of our common stock, each subject to adjustment in the event of stock splits, specified extraordinary distributions or similar events.
In order to achieve full parity with Common Units, LTIP Units must be fully vested and the holder’s capital account balance in respect of such LTIP Units must be equal to the per-unit capital account balance with respect to the Common Units owned, directly and indirectly, by the Company.

Class A Units
General: Pursuant to the Class A Unit awards granted in February 2024, each executive is eligible to vest in a number of units ranging from 0% to 100% of the total units granted, based on our TSR during the performance period commencing on January 1, 2024 and ending on December 31, 2026 (the “Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the Performance Period, subject to the executive’s continued service. TSR generally refers to the compounded annual growth rate in the value per share of our common stock during the Performance Period due to the appreciation in the price per share plus dividends declared during the Performance Period, assuming dividends are reinvested in shares of our common stock on the date that they were paid. Class A Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, or the Class A Unit award agreement governing such Class A Units, and the partnership agreement of the Operating Partnership, as amended from time to time (the “Partnership Agreement”).
Performance Vesting: A portion of each award of Class A Units is designated as a number of “base units.” Twenty-five percent (25%) of the Class A base units are designated as “absolute TSR base units” and seventy-five percent (75%) of the Class A base units are designated as “relative TSR base units.” With respect to the absolute TSR base units, in the event that our annualized TSR percentage over the Performance Period (the “Company TSR Percentage”) is achieved at the threshold, target or maximum level as set forth below, the award will become vested with respect to the percentage of absolute TSR base units set forth below. Under the rigorous performance vesting standards currently in place, if the Company does not achieve a significant return over the three-year Performance Period which results in an annualized Company TSR Percentage of at least 6.0%, then zero absolute TSR base units (25% of the total base units) will vest.

	Company TSR Percentage	Absolute TSR Vesting Percentage
	< 6.0%	0.00%
Threshold Level	6.0%	14.29%
Target Level	9.0%	42.90%
Maximum Level	> 13.0%	100.00%

If the Company TSR Percentage falls between the threshold, target or maximum levels, the percentage of absolute TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The relative TSR base units vest based on the Company TSR Percentage as compared to the TSR percentages of the following eleven similarly situated lodging REITs, or what we call our “Equity Award Peer Group.” The following lodging REITs are included in our Equity Award Peer Group(1):

Apple Hospitality REIT, Inc.	Pebblebrook Hotel Trust
Chatham Lodging Trust, Inc.	RLJ Lodging Trust
DiamondRock Hospitality Company	Ryman Hospitality Properties, Inc.
Host Hotels & Resorts, Inc.	Summit Hotel Properties, Inc.
Park Hotels & Resorts, Inc.	Sunstone Hotel Investors, Inc.
(1)Our Equity Award Peer Group includes additional lodging REITs as compared to the Peer Group used for our analysis of total executive compensation. We include lodging REITs with a wider range of market capitalizations in our Equity Award Peer Group in order to reflect a larger number of companies that investors could consider as alternative investments and that are appropriate benchmarks for our relative industry performance. Additionally, inclusion of a larger number of companies in our Equity Award Peer Group ensures a greater probability of having a sufficient population against which to measure our performance over the length of time over which the performance awards vest (typically a three-year period) in the event companies in our Equity Award Peer Group are merged or acquired.
In the event that the Company TSR Percentage compared to the TSR percentages of the Equity Award Peer Group (the "Equity Award Peer Group Relative Performance") is achieved at the threshold, target or maximum level as set forth below, the award will become vested with respect to the percentage of relative TSR base units set forth below. If the Company does not achieve an Equity Award Peer Group Relative Performance of at least the 25th percentile, then no relative TSR base units will vest.

	Equity Award Peer Group Relative Performance	Relative TSR Vesting Percentage
	< 25th Percentile	0.00%
Threshold Level	25th Percentile	14.29%
Target Level	50th Percentile	42.90%
Maximum Level	> 75th Percentile	100.00%
If the Equity Award Peer Group Relative Performance falls between the threshold, target or maximum levels, the percentage of relative TSR base units that vest will be determined using straight-line linear interpolation between such levels.
The Class A Units granted in February 2024 reflected the maximum number of units that could vest over the Performance Period. The following table sets forth summaries of the threshold, target and maximum number of absolute TSR base units and relative TSR base units, respectively, that could vest:

	Threshold Base Units		Target Base Units		Maximum Base Units
Name	Absolute	Relative	Absolute	Relative	Absolute	Relative
Class A Units
Marcel Verbaas	16,245	48,734	48,768	146,305	113,679	341,038
Barry A.N. Bloom	8,005	24,014	24,031	72,092	56,016	168,047
Atish Shah	6,357	19,070	19,083	57,250	44,483	133,450
Taylor C. Kessel	4,002	12,007	12,015	36,046	28,008	84,024
Joseph T. Johnson	2,708	8,122	8,128	24,384	18,947	56,839
With respect to Class A Units, in addition to the base units, an additional number of Class A Units (the “distribution equivalent units”) are included in each award. A number of distribution equivalent units having a value equal to the dividends that would have been paid during the Performance Period on the shares of our common stock corresponding to the base units that become performance vested (less any actual distributions made with respect to such units) will vest following the completion of the Performance Period up to the maximum number of units that are included in the award. For purposes of calculating the number of distribution equivalent units, the dividend amount will be adjusted (plus or minus) to reflect the gain or loss on such amount had the dividends been reinvested in shares of our common stock on the applicable payment date.
The table below sets forth the total number of Class A Units awarded to each of our named executive officers on February 23, 2024, as well as the number of Class A Units that constitute absolute TSR base units and relative TSR base units.

Name	Total Class A Units	Absolute TSR Base Units	Relative TSR Base Units
Marcel Verbaas	522,925	113,679	341,038
Barry A.N. Bloom	257,673	56,016	168,047
Atish Shah	204,623	44,483	133,450
Taylor C. Kessel	128,837	28,008	84,024
Joseph T. Johnson	87,154	18,947	56,839
Time-Based LTIP Units
General: Pursuant to the Time-Based LTIP Unit awards, each executive is eligible to vest in a number of LTIP Units of the Operating Partnership based on the executive’s continued service with the Company. LTIP Units are subject to the applicable terms and conditions of the 2015 Incentive Award Plan, the Time-Based LTIP Unit award agreement governing such LTIP Units, and the Partnership Agreement.
Vesting: Each award of Time-Based LTIP Units granted in February 2024 vests as follows, subject to the executive’s continued service through each applicable vesting date: 33% on the first anniversary of the vesting commencement date of the award, 33% on the second anniversary of the vesting commencement date, and 34% on the third anniversary of the vesting commencement date.
The table below sets forth the number of Time-Based LTIP Units awarded to each of our named executive officers during 2024:

Name	Time-Based LTIP Units
Marcel Verbaas	64,960
Barry A.N. Bloom	32,010
Atish Shah	25,419
Taylor C. Kessel	16,005
Joseph T. Johnson	10,827

Other Elements of Compensation
We provide customary employee benefits to our full- and part-time employees, including our named executive officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, and group life insurance.
Our employees are also eligible to participate in a 401(k) plan. Any employee, including our named executive officers, who satisfies certain eligibility requirements may defer a portion of their compensation, within prescribed tax code limits, through contributions to the 401(k) plan. For 2024, we matched 100% of the contributions made by each participant in the 401(k) plan for the first $5,000 of the employee’s contributions. The Company also made a safe harbor contribution to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
Outstanding Performance-Based Equity Awards
In February 2022, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which vested based on our TSR during the performance period commencing on January 1, 2022 and ending on December 31, 2024 (the “2022-2024 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2022-2024 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2022-2024 Performance Period was below threshold, at (2.88)% which was below the 6.0% required threshold and thus resulted in none of the absolute Class A Unit awards vesting. Our relative TSR during the 2022-2024 Performance Period was above threshold, at the 40th percentile and thus resulted in 31.46% of the relative Class A Unit awards vesting.
In February 2023, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which will vest based on our TSR during the performance period commencing on January 1, 2023 and ending on December 31, 2025 (the “2023-2025 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2023-2025 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2023-2025 Performance Period as of December 31, 2024 was above maximum, at 14.24% and thus would have resulted in 100% of the absolute Class A Unit awards vesting had the performance period ended on December 31, 2023. Our relative TSR during the 2023-2025 Performance Period as of December 31, 2023 was above target, at the 70th percentile and thus would have resulted in 88.58% of the relative Class A Unit awards vesting had the performance period ended on December 31, 2023.
In February 2024, we granted awards of Class A Units to Messrs. Verbaas, Bloom, Shah, Kessel, and Johnson which will vest based on our TSR during the performance period commencing on January 1, 2024 and ending on December 31, 2026 (the “2024-2026 Performance Period”), measured on both an absolute basis and relative to the TSRs of a specified peer group of companies during the 2024-2026 Performance Period, subject to the executives’ continued service. Our annualized absolute TSR during the 2024-2026 Performance Period as of December 31, 2024 was above maximum, at 18.84% and thus would have resulted in 100% of the absolute Class A Unit awards vesting had the performance period ended on December 31, 2024. Our relative TSR during the 2024-2026 Performance Period as of December 31, 2024 was above maximum, at the 100th percentile and thus would have resulted in 100% of the relative Class A Unit awards vesting had the performance period ended on December 31, 2024.

The following is a timeline tracking the status of the unvested performance-based equity awards as of December 31, 2024:

Accounting Considerations
Grants of stock-based compensation are accounted for under ASC Topic 718 which requires us to recognize an expense for the fair value of equity-based compensation awards. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders (the “proxy statement”) and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

Compensation Committee of the Board of Directors
Thomas M. Gartland, Chair
Keith E. Bass
Terrence Moorehead

Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our named executive officers for the years ended December 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Marcel Verbaas	2024	$900,000	—	$4,395,495	$1,538,663	$20,448	$6,854,606
Chair and	2023	$900,000	—	$4,632,678	$1,710,979	$20,442	$7,264,099
Chief Executive Officer	2022	$900,000	—	$4,139,146	$2,250,000	$19,692	$7,308,838

Barry A.N. Bloom	2024	$580,000	—	$2,165,902	$733,130	$20,848	$3,499,880
President and	2023	$580,000	—	$2,282,767	$813,426	$20,442	$3,696,635
Chief Operating Officer	2022	$580,000	—	$2,198,930	$858,400	$19,692	$3,657,022

Atish Shah	2024	$550,000	—	$1,719,977	$556,168	$19,224	$2,845,369
Executive Vice President,	2023	$550,000	—	$1,745,650	$617,082	$20,275	$2,933,007
Chief Financial Officer and	2022	$550,000	—	$1,681,535	$814,000	$19,890	$3,065,425
Treasurer

Taylor C. Kessel	2024	$465,000	—	$1,082,955	$470,215	$20,691	$2,038,861
Senior Vice President,	2023	$450,000	—	$1,074,249	$504,885	$19,985	$2,049,119
General Counsel and Secretary	2022	$425,000	—	$905,450	$629,000	$19,485	$1,978,935

Joseph T. Johnson	2024	$405,000	—	$732,585	$307,156	$20,691	$1,465,432
Senior Vice President and	2023	$390,000	—	$738,545	$328,175	$20,346	$1,477,066
Chief Accounting Officer	2022	$375,000	—	$711,430	$416,250	$19,566	$1,522,246

(1)Amounts represent base salary compensation earned by our named executive officers for the applicable year.
(2)For 2024, amounts shown include (i) the grant date fair value of Time-Based LTIP Units granted in February 2024 and (ii) the grant date fair value of performance-based Class A Units granted in February 2024, in each case computed as of the date of grant in accordance with ASC Topic 718. Amounts shown for performance-based Class A Units are calculated in accordance with ASC Topic 718 using a multifactor Monte Carlo simulation model, based on the Company’s simulated stock price as well as the Company’s TSR on an absolute basis and a relative basis against the Equity Award Peer Group. For additional information regarding assumptions used to calculate the value of such awards, please refer to Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. These Class A Units are subject to achievement of the performance conditions described above in “Elements of Executive Compensation Program - Equity Compensation."
(3)Amounts represent the annual bonus awards earned in the applicable year under our annual bonus program. See “Elements of Executive Compensation Program - Non-Equity Incentive Program” for additional information regarding the 2024 bonuses.
(4)The following table sets forth the amount of each other item of compensation, including perquisites, paid to, or on behalf of, our named executive officers in 2024 included in the “All Other Compensation” column. Amounts for each perquisite and each other item of compensation are valued based on the aggregate incremental cost to the Company, in each case without taking into account the value of any income tax deduction for which we may be eligible.

Name	Company Contributions to 401(k) Plan(a)	Life/Disability Insurance Premiums(b)	Executive Physicals	Other Payments	Total
Marcel Verbaas	$15,350	$1,368	$3,730	$—	$20,448
Barry A.N. Bloom	$15,350	$1,368	$4,130	$—	$20,848
Atish Shah	$15,350	$1,368	$2,506	$—	$19,224
Taylor C. Kessel	$15,350	$1,368	$3,973	$—	$20,691
Joseph T. Johnson	$15,350	$1,368	$3,973	$—	$20,691
(a)Includes matching contributions under our 401(k) plan. Also includes safe harbor contributions to the 401(k) plan of 3% of each employee’s salary, subject to applicable statutory compensation limitations.
(b)Life/Disability Insurance Premiums includes life insurance and short- and long-term disability premiums.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted in 2024 to the named executive officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marcel Verbaas		$900,000	$1,530,000	$2,430,000	—	—	—	—	$—
	2/23/2024	$—	$—	$—	—	—	—	64,960	$864,618
	2/23/2024	$—	$—	$—	64,979	195,073	454,717	—	$3,530,877	(4)

Barry A.N. Bloom		$435,000	$725,000	$1,160,000	—	—	—	—	—
	2/23/2024	$—	$—	$—	—	—	—	32,010	$426,053
	2/23/2024	$—	$—	$—	32,019	96,123	224,063	—	$1,739,849	(4)

Atish Shah		$330,000	$550,000	$880,000	—	—	—	—	$—
	2/23/2024	$—	$—	$—	—	—	—	25,419	$338,327
	2/23/2024	$—	$—	$—	25,427	76,333	177,933	—	$1,381,650	(4)

Taylor C. Kessel		$279,000	$465,000	$744,000	—	—	—	—	—
	2/23/2024	$—	$—	$—	—	—	—	16,005	$213,027
	2/23/2024	$—	$—	$—	16,009	48,061	112,032	—	$869,928	(4)

Joseph T.		$182,250	$303,750	$486,000	—	—	—	—	$—
Johnson	2/23/2024	$—	$—	$—	—	—	—	10,827	$144,107
	2/23/2024	$—	$—	$—	10,830	32,512	75,786	—	$588,478	(4)
(1)Represents cash incentive awards payable in 2025 based on 2024 performance. See “Non-Equity Incentive Plan Compensation” column in the "Summary Compensation Table" for actual 2024 bonuses paid.
(2)For each executive, the actual amount of Class A Units that vest will depend on our performance against specified long-term performance objectives and the executive's continued employment with the Company through the vesting date. These estimated possible payouts for each executive do not include distribution equivalent units that may vest, if at all, following the end of the Performance Period. For more information regarding the performance criteria for these awards, see “Elements of Executive Compensation - Equity Compensation - Class A Units.”
(3)Represents Time-Based LTIP Units granted on February 23, 2024, which vest in three substantially equal annual installments beginning March 2, 2025, and are subject to the executive's continued employment with the Company through the respective vesting dates.
(4)Represents the grant date fair value of the Class A Unit awards as calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions, please refer to Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
Narrative Disclosure to Compensation Tables
The Company has entered into Severance Agreements with each of its named executive officers. These agreements are more fully described below under the “Potential Payments Upon Termination or Change in Control” section.

Outstanding Equity Awards as of December 31, 2024
The following table shows the number of outstanding Class A Unit awards and Time-Based LTIP Unit awards for each of our current named executive officers as of December 31, 2024. As of December 31, 2024, none of our named executive officers held any other outstanding equity incentive plan awards.

Name	Grant Date		Number of Shares or Units of Stock or LTIP Units That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock or LTIP Units That Have Not Vested ($)(8)	Number of Unearned Units of Stock or LTIP Units That Have Not Vested (#)(7)	Market Value of Unearned Units of Stock or LTIP Units That Have Not Vested ($)(8)(9)
Marcel Verbaas	2/25/2022	(1)	75,834	$1,126,893	—	$—
	2/25/2022	(2)	14,819	$220,210	—	$—
	2/24/2023	(3)	—	$—	450,912	$6,700,552
	2/24/2023	(4)	40,783	$606,035	—	$—
	2/23/2024	(5)	—	$—	481,222	$7,150,959
	2/23/2024	(6)	64,960	$965,306	—	$—
Barry A.N. Bloom	2/25/2022	(1)	40,287	$598,665	—	$—
	2/25/2022	(2)	7,873	$116,993	—	$—
	2/24/2023	(3)	—	$—	222,188	$3,301,714
	2/24/2023	(4)	20,096	$298,627	—	$—
	2/23/2024	(5)	—	$—	237,123	$3,523,648
	2/23/2024	(6)	32,010	$475,669	—	$—
Atish Shah	2/25/2022	(1)	30,807	$457,792	—	$—
	2/25/2022	(2)	6,021	$89,472	—	$—
	2/24/2023	(3)	—	$—	169,909	$2,524,848
	2/24/2023	(4)	15,368	$228,368	—	$—
	2/23/2024	(5)	—	$—	188,303	$2,798,183
	2/23/2024	(6)	25,419	$377,726	—	$—
Taylor C. Kessel	2/25/2022	(1)	16,587	$246,483	—	$—
	2/25/2022	(2)	3,242	$48,176	—	$—
	2/24/2023	(3)	—	$—	104,558	$1,553,732
	2/24/2023	(4)	9,458	$140,546	—	$—
	2/23/2024	(5)	—	$—	118,561	$1,761,816
	2/23/2024	(6)	16,005	$237,834	—	$—
Joseph T. Johnson	2/25/2022	(1)	13,033	$193,670	—	$—
	2/25/2022	(2)	2,548	$37,863	—	$—
	2/24/2023	(3)	—	$—	71,883	$1,068,181
	2/24/2023	(4)	6,502	$96,620	—	$—
	2/23/2024	(5)	—	$—	80,203	$1,191,817
	2/23/2024	(6)	10,827	$160,889	—	$—
(1)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2024, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(2)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2022), subject to the executive’s continued employment
(3)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2025, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(4)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2023), subject to the executive’s continued employment.

(5)Represents an award of Class A Units. Each Class A Unit award vests following the completion of the performance period ending on December 31, 2026, subject to the executive's continued employment through the plan administrator's determination of the level of achievement of the absolute and relative TSR performance goals.
(6)Represents an award of Time-Based LTIP Units. Each Time-Based LTIP Unit award vests in three substantially equal installments on each of the first three anniversaries of the vesting commencement date (March 2, 2024), subject to the executive’s continued employment.
(7)Represents the number of unvested Time-Based LTIP Units or Class A Units, as applicable, as of December 31, 2024.
(8)Based on the closing market price of our common stock on December 31, 2024 of $14.86 per share.
(9)With respect to the Class A Units granted in 2023, the absolute and relative TSR performance goals that would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2024 (rather than the end of the actual performance period), were at the maximum and between target and maximum, respectively. Therefore, in accordance with SEC rules, amounts shown for the Class A Units granted in 2023 are based on the maximum level of achievement for the absolute and relative TSR performance goals, respectively. With respect to the Class A Units granted in 2024, the absolute and relative TSR performance goals that would have been achieved for the period commencing on the first day of the applicable performance period and ending on December 31, 2024 (rather than the end of the actual performance period), were both at the maximum. Therefore, in accordance with SEC rules, amounts shown for the Class A Units granted in 2024 are based on the maximum level of achievement for the absolute and relative TSR performance goals, respectively.
Option Exercises and Stock Vested for the Year Ended December 31, 2024

Name	Number of Shares Acquired on Vesting of LTIP Units (#)(1)	Value Realized on Vesting of LTIP Units ($)(2)
Marcel Verbaas	88,643	$1,296,122
Barry A.N. Bloom	46,430	$678,158
Atish Shah	35,080	$512,609
Taylor C. Kessel	18,639	$273,328
Joseph T. Johnson	14,703	$214,925
(1)Represents the number of Time-Based LTIP Units and Class A Units that vested during the year ended December 31, 2024. The conversion of vested LTIP Units to common stock is contingent upon certain other factors. See “Elements of Executive Compensation Program - Equity Compensation - LTIP Units” for more information.
(2)Value realized on vesting of LTIP Units is a hypothetical calculation based on the closing market price of our common stock on the vesting date of such LTIP Units and assumes for purposes of this table that those LTIP Units were exchanged for our common stock and sold on that date.
Potential Payments Upon Termination or Change in Control
Our named executive officers are entitled to certain payments and benefits upon a qualifying termination of employment (whether or not such termination is in connection with a change in control) or upon a change in control. The following discussion describes the payments and benefits to which our named executive officers would have become entitled upon a qualifying termination or change in control, as applicable, occurring on December 31, 2024.
Severance Agreements
We have entered into a severance agreement with each of our named executive officers, which were amended as of February 26, 2024 (as amended, the “Severance Agreements”). Under the named executive officers’ respective Severance Agreements in effect during 2024, if the executive’s employment was terminated by the Company without “cause,” or by the executive for “good reason” (each, as defined in the applicable Severance Agreement)(each a "qualifying termination"), then in addition to any accrued amounts, the executive would be entitled to the following severance payments and benefits:
•payment in an amount equal to a multiple of the sum of the executive’s annual base salary and target bonus for the year in which the termination occurs, payable in equal installments over a period of 12 months commencing within 60 days following the executive’s termination date, or, in the event that the qualifying termination occurs within the 24 month period following a change in control, payable in a lump sum amount within 60 days following the executive’s termination date;
•reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for the executive and his dependents for up to 18 months after the termination date; and
•solely in the event of a qualifying termination during the period commencing 60 days preceding and ending 24 months following a “change in control” (as defined in the Severance Agreement), a pro rata portion of the named executive officer’s target bonus for the partial year in which the qualifying termination occurs.

The cash severance multiple for each executive for both non-change in control and change in control termination scenarios as of December 31, 2024 was as follows:

Name	Non-Change in Control	Change in Control
Marcel Verbaas	2.99x	2.99x
Barry A.N. Bloom	2x	2x
Atish Shah	2x	2x
Taylor C. Kessel	2x	2x
Joseph T. Johnson	2x	2x
Additionally, in the event of a qualifying termination, the Severance Agreements provide that any outstanding unvested equity awards will be treated in accordance with the terms of the applicable award agreement and equity compensation plan; provided that any award agreements evidencing performance-based vesting awards provide that in the event of a change in control, the award will vest based on actual performance through the date of the change in control, without any proration to reflect the shorter performance period resulting from the change in control (subject to the executive’s continued service until the change in control).
The named executive officer’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and non-revocation of a general release of claims in favor of the Company, and the executive’s continued compliance with certain covenants set forth in the Severance Agreement, including confidentiality covenants that apply indefinitely, and certain noncompetition and nonsolicitation covenants that apply during the executive’s employment and for six months (or twelve months for Mr. Verbaas) following the executive’s termination of employment. Following a change in control of the Company, the executive will not be subject to the noncompetition covenant with respect to any period following a termination of his employment. Each Severance Agreement also includes a mutual non-disparagement covenant by the executive and the Company.
To the extent that any payment or benefit received by an executive in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, such payments and/or benefits would be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
Equity Awards
2022 and 2023 Class A Unit Awards
The 2022 and 2023 Class A Unit Awards provide that in the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (collectively a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) target level performance.
2024 Class A Unit Awards
The 2024 Class A Unit Awards provide that in the event of a change in control of the Company prior to the completion of the Performance Period, subject to the executive’s continued service until immediately prior to the change in control, the award (including any distribution equivalent units) will become vested immediately prior to such change in control in the amount equal to the sum of (A) the greater of (i) the number of base units which would be performance vested base units (if any) assuming the completion of the Performance Period as of the date of the change in control, or (ii) the number of the base units which would be performance vested base units assuming target-level achievement, plus (B) the distribution equivalent units (calculated with respect only to the number of base units which would vest under (A) above).
If an executive’s service terminates due to his death or disability, or by us other than for “cause” or by the executive for “good reason” (collectively a “qualifying termination”), in any case, prior to the completion of the Performance Period, the award (including any distribution equivalent units) will become vested at the greater of (i) actual performance assuming the completion of the Performance Period as of the date of the qualifying termination, prorated based on the number of days that the executive was employed during the Performance Period, and (ii) target level performance.

Time-Based LTIP Unit Awards
In the event of a change in control of the Company or if the executive experiences a qualifying termination, the Time-Based LTIP Unit awards will vest in full immediately prior to such change in control or upon such qualifying termination, as applicable.
Retirement Policy
Effective as of February 18, 2020, our Compensation Committee adopted the Xenia Hotels & Resorts, Inc. Retirement Policy (the “Retirement Policy”). The Retirement Policy provides that, in the event of a participant’s “qualifying retirement,” all time-based equity awards held by the participant will become vested in full, and all performance-based equity awards held by the participant will remain outstanding and eligible to vest on a prorated basis in accordance with the terms of the Retirement Policy. For purposes of the Retirement Policy, a “qualifying retirement” includes a participant’s voluntary retirement after the participant has attained at least 60 years of age and completed 10 years of service, provided that the participant has provided the Company with at least six months’ advance written notice of the participant’s retirement. As of December 31, 2024, none of our named executive officers, other than Mr. Bloom, were eligible for a qualifying retirement pursuant to the terms of the Retirement Policy.
Summary of Potential Payments
The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment or a change in control, assuming such named executive officer’s termination of employment with the Company occurred on December 31, 2024. No payments would be owed to any of the named executive officers and no accelerated vesting of equity awards would occur in the event of a termination “for cause” or resignation without “good reason.” Amounts shown in the table below do not include (1) accrued but unpaid salary or bonuses, (2) deductions for federal, state and/or excise tax obligations, or (3) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that the "best pay cap" reduction described above would not apply.

Name	Benefit	Upon Death or Disability	Change of Control (No Termination)	Termination Without Cause or For Good Reason (No Change in Control)	Termination Without Cause or For Good Reason (Change in Control)(1)
Marcel Verbaas	Cash Severance(2)	$—	$—	$7,265,700	$8,795,700
	Accelerated Vesting of Equity Awards(3)	$10,035,272	$16,192,550	$10,035,272	$16,192,550
	Reimbursement of COBRA Premiums(4)	$—	$—	$47,228	$47,228
	Total	$10,035,272	$16,192,550	$17,348,200	$25,035,478

Barry A.N. Bloom	Cash Severance(2)	$—	$—	$2,610,000	$3,335,000
	Accelerated Vesting of Equity Awards(3)	$4,996,786	$8,030,801	$4,996,786	$8,030,801
	Reimbursement of COBRA Premiums(4)	$—	$—	$32,774	$32,774
	Total	$4,996,786	$8,030,801	$7,639,560	$11,398,575

Atish Shah	Cash Severance(2)	$—	$—	$2,200,000	$2,750,000
	Accelerated Vesting of Equity Awards(3)	$3,879,157	$6,258,836	$3,879,157	$6,258,836
	Reimbursement of COBRA Premiums(4)	$—	$—	$16,372	$16,372
	Total	$3,879,157	$6,258,836	$6,095,529	$9,025,208

Taylor C. Kessel	Cash Severance(2)	$—	$—	$1,860,000	$2,325,000
	Accelerated Vesting of Equity Awards(3)	$2,367,412	$3,854,725	$2,367,412	$3,854,725
	Reimbursement of COBRA Premiums(4)	$—	$—	$47,464	$47,464
	Total	$2,367,412	$3,854,725	$4,274,876	$6,227,189

Joseph T. Johnson	Cash Severance(2)	$—	$—	$1,417,500	$1,721,250
	Accelerated Vesting of Equity Awards(3)	$1,645,637	$2,657,001	$1,645,637	$2,657,001
	Reimbursement of COBRA Premiums(4)	$—	$—	$47,464	$47,464
	Total	$1,645,637	$2,657,001	$3,110,601	$4,425,715
(1)Includes amounts which would be payable upon the occurrence of a change in control or a qualifying termination of employment following a change in control.
(2)Represents a multiple of the sum of the named executive officer’s annual base salary and target bonus for the year in which the qualifying termination occurs. The multiple varies by executive. For additional details, see “Severance Agreements” above.

(3)Represents the aggregate value of the named executive officer’s unvested equity awards which would vest in connection with a termination due to death or "disability", upon a change in control, or in connection with executive’s qualifying termination of employment, as applicable, calculated by multiplying the applicable number of equity award units subject to each equity award by $14.86, the Company’s common stock closing price as of December 31, 2024.
(4)Represents reimbursement of COBRA premiums. The amounts associated with COBRA premiums were calculated using 2024 enrollment rates multiplied by the maximum 18 month period during which the executive may be entitled to reimbursement of COBRA premiums.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO named executive officers (“Non-PEO NEOs”) and company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($'s in 000's)	Adjusted FFO per Diluted Share(4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$6,854,606	$10,728,065	$2,462,386	$3,623,415	$77.05	$82.00	$16,870	$1.59
2023	$7,264,099	$5,405,767	$2,538,957	$1,899,090	$68.29	$91.12	$19,874	$1.54
2022	$7,308,838	$1,976,867	$2,555,907	$831,879	$64.02	$74.18	$57,630	$1.54
2021	$6,953,315	$8,830,606	$2,394,401	$2,938,620	$87.38	$79.36	$(146,615)	$0.28
2020	$5,947,548	$3,714,941	$2,043,773	$1,361,442	$73.34	$66.77	$(166,886)	$(0.82)
(1)Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining named executive officers for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2023	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2022	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2021	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel and Joseph T. Johnson
2020	Marcel Verbaas	Barry A.N. Bloom, Atish Shah, Taylor C. Kessel, Joseph T. Johnson and Philip A. Wade

Compensation actually paid to our named executive officers represents the "Total" compensation reported in the "Summary Compensation Table" for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022		2023		2024
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Summary Compensation Table Total Compensation	$5,947,548	$2,043,773	$6,953,315	$2,394,401	$7,308,838	$2,555,907	$7,264,099	$2,538,957	$6,854,606	$2,462,386
Deduction for Amounts Reported under the "Stock Awards" and "Option Awards" Columns in the Summary Compensation for Applicable FY	$(4,487,670)	$(1,108,745)	$(4,113,026)	$(1,336,742)	$(4,139,148)	$(1,374,337)	$(4,632,679)	$(1,460,303)	$(4,395,495)	$(1,425,355)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$5,813,954	$1,434,521	$3,861,825	$1,255,101	$2,157,125	$716,240	$3,754,048	$1,183,343	$6,030,854	$1,955,661
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$—	$73,999	$—	$—	$—	$—	$—	$—	$—	$—
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(1,914,468)	$(738,605)	$1,139,787	$324,636	$(1,436,635)	$(436,744)	$(744,179)	$(242,127)	$287,449	$94,630
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(1,918,025)	$(436,940)	$988,705	$301,224	$(2,005,634)	$(650,494)	$(635,848)	$(211,161)	$1,433,455	$452,161
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$273,602	$93,439	$—	$—	$92,321	$21,307	$400,326	$90,381	$517,196	$83,932
Compensation Actually Paid	$3,714,941	$1,361,442	$8,830,606	$2,938,620	$1,976,867	$831,879	$5,405,767	$1,899,090	$10,728,065	$3,623,415

(2)Fair value or change in fair value, as applicable, of equity awards in the "Compensation Actually Paid" columns was determined by reference to (i) for solely service-vesting awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period. For additional information on the assumptions used to calculate the valuation of the awards, see the Note 12 to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and prior fiscal years.
(3)For the relevant fiscal year, represents the cumulative TSR (the "Peer Group TSR") of the Dow Jones U.S. Hotel and Lodging REIT Index.
(4)Adjusted FFO per Diluted Share is a non-GAAP measure. We calculate FFO in accordance with standards established by Nareit, as amended in the 2018 Restatement White Paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, operating results from properties that are sold and other items we believe do not represent recurring operations. Adjusted FFO per Diluted Share represents Adjusted FFO divided by our weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units for the respective periods as presented in our press release for the quarters and years ended December 31, 2024, 2022 and 2021, furnished on Form 8-K, dated February 25, 2005, February 27, 2024, March 1, 2023 and March 1, 2022, respectively.

Pay Versus Performance: Most Important Measures
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2024:
•Relative TSR
•Absolute TSR
•Adjusted FFO per Diluted Share
•Hotel EBITDA Margin
•RevPAR
"RevPAR" or "revenue per available room" means rooms revenues divided by room nights available, regardless of operational status, in a given period, and does not include non-rooms revenues such as food and beverage revenues or other operating revenue.
"Hotel EBITDA" represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). Hotel EBITDA Margin is calculated by dividing Hotel EBITDA by Total Revenues.
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss)*, and (iv) our Adjusted FFO per Diluted Share, in each case, for the fiscal years ended December 31, 2020, 2021, 2022, 2023, and 2024. TSR amounts reported in the graph assume an initial fixed investment of $100 and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
Compensation Actually Paid ($ in millions)
$12
$11
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
Total Shareholder Return (Growth of $100 Investment)
$120
$100
$80
$60
$40
$20
$-
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO Avg CAP
XHR TSR
Peer Group TSR

Compensation Actually Paid versus Net Income (Loss)
Compensation Actually Paid ($ in millions)
$12
$10
$8
$6
$4
$2
$-
$(2)
$(4)
$(6)
$(8)
$(10)
$(12)
Net Income (Loss) ($ in millions)
$200
$150
$100
$50
$-
$(50)
$(100)
$(150)
$(200)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO Avg CAP
Net Income (Loss)

*The Company does not currently utilize net income as a metric in any of its incentive programs.

Compensation Actually Paid versus Adjusted FFO per Diluted Share
$12
$10
$8
$6
$4
$2
$-
$(2)
Compensation Actually Paid ($ in millions)
$2.00
$1.50
$1.00
$0.50
$-
$(0.50)
$(1.00)
Adjusted FFO per Diluted Share
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP
Non-PEO Avg CAP
Adjusted FFO per Diluted Share

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Marcel Verbaas, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
For 2024, our last completed fiscal year:
•the median of the annual total compensation of all of our employees (other than our CEO) was $270,751; and
•the annual total compensation of our CEO, as reported in the "Summary Compensation Table" included in this proxy statement, was $6,854,606.
Based on this information, for 2024, the annual total compensation of our CEO was approximately 25 times the median of the annual total compensation of all of our employees (other than the CEO).
Determining the Median Employee
Employee Population
We chose December 31, 2024, as the date for establishing our employee population used to identify the median employee. As of such date, our employee population consisted of 46 individuals.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used total cash compensation earned in 2024 and annualized the compensation of all permanent employees who were hired in 2024.
Compensation Measure and Annual Total Compensation of Median Employee and CEO
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes salary, cash bonus, equity awards, and other perquisites required to be disclosed under SEC rules. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the "Summary Compensation Table" included in this proxy statement.

COMPENSATION RISK ASSESSMENT
The Company believes that our compensation policies and practices appropriately balance near-term performance improvement with sustainable long-term value creation, and that they do not encourage unnecessary or excessive risk-taking. In 2024, the Company’s management team completed an extensive review of the design and operation of our compensation program and its findings were presented to the Compensation Committee and the Board of Directors. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2 - NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
In accordance with the requirements of Section 14A of the Exchange Act, we are asking our stockholders to consider and vote upon the following resolution to approve, on a non-binding advisory basis, the compensation of our named executive officers as reported in this proxy statement:
“NOW, THEREFORE, BE IT RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narrative discussion of this proxy statement.”
This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive long-term success in our business objectives. As described in more detail under “Article IV: Executive Compensation — Overview of Executive Compensation Program” the Company’s primary objective is to deliver attractive long-term total returns to stockholders through appreciation in the value of our stock and by providing income to stockholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.
In determining actual 2024 compensation for our named executive officers, and as described in the Compensation Discussion and Analysis, the Compensation Committee reviewed progress made against planned objectives established at the beginning of 2024, as discussed on page 34, the executive summary on page 27, and progress made against individual performance objectives. At the 2023 Annual Meeting of Stockholders, the Company’s stockholders voted in favor of holding annual say-on-pay votes, and following the 2023 stockholder vote, our Board of Directors agreed with the stockholders’ advisory vote and resolved to continue to hold annual advisory say-on-pay votes. Unless our Board of Directors modifies its determination regarding the frequency of future say-on-pay advisory votes, the next say-on-pay vote will be held at the annual meeting of stockholders in 2026.
We believe that the Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of stockholders.
Vote Required
Approval of the say-on-pay proposal requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

ARTICLE V: APPROVE AN AMENDMENT TO THE 2015 INCENTIVE AWARD PLAN

PROPOSAL 3 - APPROVE AN AMENDMENT TO THE 2015 INCENTIVE AWARD PLAN

Background to the Proposal

On January 9, 2015, the Company adopted, and InvenTrust Properties Corp. (our former parent company prior to our spin-off in February 2015) as its sole common stockholder approved the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “2015 Plan”). On February 24, 2017, our Board adopted the first amendment to the 2015 Plan. On March 26, 2020 the Board adopted and on May 19, 2020, our stockholders approved the second amendment to the 2015 Plan. On April 30, 2020, our Board adopted the third amendment to the 2015 Plan. On March 28, 2023 the Board adopted the fourth amendment to the 2015 Plan and on May 16, 2023, our stockholders approved the fourth amendment to the 2015 Plan. On March 27, 2025 the Board adopted the fifth amendment to the 2015 Plan (the “Amendment”), subject to the approval of stockholders. As more fully described below and if approved by stockholders, the Amendment will:

1.Increase the aggregate number of shares of common stock that may be issued pursuant to awards under the 2015         Plan by 2,250,000 shares (thereby increasing the aggregate share authorization to 14,000,000 shares) (the “Share Reserve Increase”).

The 2015 Plan authorizes the grant of options to purchase common stock and the grant of restricted stock awards, restricted stock unit awards, performance share awards, LTIP Unit awards, dividend equivalent awards, stock appreciation rights, stock payment awards, performance bonus awards and other incentive awards (collectively, “awards”). The 2015 Plan provides that the maximum number of shares of common stock that may be issued pursuant to awards is 11,750,000 shares. As of March 21, 2025, 1,490,571 shares of common stock remain available for issuance pursuant to awards granted under the 2015 Plan. Since 2015, equity grants made to our named executive officers have primarily been performance-based (75% of each equity award) that are tied to multi-year and rigorous total stockholder return objectives.

The Board believes that the 2015 Plan has benefited the Company and promoted the incentive and retention objectives of the 2015 Plan. The Board believes that the 2015 Plan has assisted the Company in recruiting and retaining the services of individuals with ability and initiative by enabling such individuals to participate in the future success of the Company. The Board also believes that awards have encouraged those individuals to associate their interests with the interests of the Company and its stockholders.

If the Amendment is not approved by stockholders and the remaining shares authorized for issuance under the 2015 Plan are exhausted, then the Company may no longer be able to use equity awards as part of its incentive compensation program. In order to provide appropriate and competitive incentive compensation opportunities, the Company will be limited to granting incentive awards that are payable in cash.

In its determination to approve the Amendment, the Board reviewed an analysis prepared by FPC, its independent compensation consultant, which included an analysis of certain burn rate, dilution and overhang metrics, peer group market practices and trends, and the costs of the Amendment, including the estimated stockholder value transfer cost. Specifically, the Board considered that:

•In 2022, 2023 and 2024, we granted equity awards representing a total of approximately 1.1 million shares (net of forfeitures), 1.5 million shares (net of forfeitures) and 1.6 million shares (net of forfeitures), which reflect the number of shares which would vest if maximum performance was achieved, respectively, under the 2015 Plan.

•Our three-year average burn rate was approximately 0.34% as shown in the following table:

•FPC’s analysis, which is based on generally accepted evaluation methodologies used by proxy advisory firms, concluded that the number of shares under the Amendment is well within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

The Board also believes that increasing the number of shares of common stock that may be issued under the 2015 Plan is critical to support the Company’s emphasis on motivating and compensating its executive officers and its other employees with equity-based compensation to maintain and strengthen the alignment of their interests with those of the Company and its stockholders.

The material features of the 2015 Plan are summarized below. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the 2015 Plan. A copy of the Amendment is attached to this proxy statement as Appendix B and you are advised to review the actual terms of the Amendment.

Summary of the 2015 Plan, as Amended by the Amendment

The summary of the 2015 Plan appearing below is qualified in its entirety by the actual terms of the 2015 Plan. As used in this summary, the term “award” means stock option awards, restricted stock awards, restricted stock unit awards, performance share awards, LTIP Unit awards, dividend equivalent awards, stock appreciation rights, stock payment awards, performance bonus awards and other incentive awards granted under the 2015 Plan.

Administration

The 2015 Plan is administered by our Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants. Both the Board and the Compensation Committee may delegate their respective authority and duties to committees of our directors and/or officers (referred to collectively as the “plan administrator”), subject to certain limitations that may be imposed under Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable.

Eligibility

Any employee or consultant of the Company, XHR Holding, Inc., our taxable REIT subsidiary (“TRS”), the Operating Partnership or any subsidiary (as defined in the 2015 Plan), and any non-employee director of the Company or the TRS is eligible to participate in the 2015 Plan if the Compensation Committee, in its discretion, determines that the individual has contributed significantly or can be expected to contribute significantly to the profits or growth of the company and its subsidiaries, including the Operating Partnership. As of March 21, 2025, approximately 46 employees and seven non-employee directors are eligible to receive awards under the 2015 Plan; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements. Consultants do not receive awards under our current equity compensation program and we have not granted any awards to consultants in the past under the 2015 Plan.

Share Authorization

Without giving effect to the Amendment, the 2015 Plan provides that the maximum number of shares of common stock that may be issued pursuant to awards is 11,750,000 shares. The maximum number of shares of common stock that may be issued in connection with awards of incentive stock options (“ISOs”) under the 2015 Plan is 11,750,000 shares. Each LTIP Unit of our Operating Partnership subject to an award will count as one share for purposes of calculating the aggregate number of shares available for issuance under the 2015 Plan and for purposes of calculating the individual award limits under the 2015 Plan. No person may be granted awards covering more than 700,000 shares in any calendar year and the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more awards payable in cash is $10,000,000. The maximum aggregate value (determined as of the date of grant) of awards that may be granted to any non-employee director during any calendar year is $300,000. If approved by stockholders, the Amendment will increase the aggregate share authorization by 2,250,000 shares so that a total of 14,000,000 shares of common stock may be issued under the 2015 Plan (as amended by the Amendment).

If shares subject to an award under the 2015 Plan are forfeited, expire or are settled cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used for new grants under the 2015 Plan. However the following shares may not be used again for a grant under the 2015 Plan: (i) shares subject to stock appreciation right (a "SAR") that are not issued in connection with the settlement of the SAR on its exercise, (ii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award, or (iii) shares purchased on the open market with the cash proceeds from the exercise of an option.

To the extent permitted under applicable securities exchange rules without stockholder approval, awards granted under the 2015 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2015 Plan.

Awards

Stock Option Awards. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option cannot be less than 100% of the fair market value of the shares of common stock on the date the stock option is granted (or 110% in the case of ISOs granted to certain significant stockholders) except with respect to certain substitute options granted in connection with a corporate transaction. The maximum period in which an option may be exercised will be fixed by the plan administrator but cannot exceed ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions. Pursuant to the 2015 Plan, no ISOs may be granted under the 2015 Plan after the 10th anniversary of the date on which the 2015 Plan was initially adopted by the Board (i.e. after January 9, 2025).

Restricted Stock Awards. The plan administrator will select the participants who are granted restricted stock awards and, consistent with the terms of the 2015 Plan, will establish the terms of each restricted stock award. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until all restrictions are removed or expire.

Restricted Stock Unit Awards. Restricted stock units ("RSUs") are contractual promises to deliver shares of our common stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying the RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, we will issue to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each vested and nonforfeited RSU.

Performance Share Awards. The 2015 Plan also authorizes the grant of performance shares, which are a contractual right to receive a future payment, based on the attainment of specified performance goals and/or such other conditions as the plan administrator may determine. The plan administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

LTIP Unit Awards. LTIP Units are awards of units of our Operating Partnership intended to constitute “profits interests” within the meaning of the relevant IRS Revenue Procedure guidance. Provided applicable requirements set forth in the award and the partnership agreement of our Operating Partnership are satisfied, LTIP Units may be converted into Common Units of the Operating Partnership.

Dividend Equivalent Awards. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between a specified date and the date such award terminates or expires, as determined by the plan administrator.

Stock Appreciation Rights Awards. The plan administrator also will select the participants who receive SARs under the 2015 Plan. SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions. SARs under the 2015 Plan will be settled in cash or shares of common stock, or in a combination of both, as determined by the plan administrator.

Stock Payment Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Performance Bonus Awards. Performance bonus awards are cash bonus awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals.

Other Incentive Awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Other incentive awards may be linked to any one or more of the performance criteria listed below or other specific performance criteria determined by the plan administrator.

Minimum Vesting

The 2015 Plan includes a minimum vesting requirement that provides that, subject to the provisions of the 2015 Plan with respect to adjustments to award in connection with certain corporate transactions awards under the 2015 Plan may vest no earlier than the first anniversary of the date of grant. However, awards in respect of an aggregate of up to five percent of shares of our common stock available for grants under the 2015 Plan may be granted without respect to the minimum vesting provisions. In addition, the 2015 Plan provides that this vesting limitation will not preclude or limit any grant or other arrangement (or any action by the Committee (as defined in the 2015 Plan)) from providing for accelerated vesting of such award in connection with or following a participant’s death, disability, retirement or involuntary termination of service or in connection with a Change in Control (as defined in the 2015 Plan).

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant, unless otherwise provided by the plan administrator. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2015 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Amendment and Termination

The Board may amend or terminate the 2015 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the aggregate number of shares available under the 2015 Plan or any individual award limit under the 2015 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. In addition, no amendment, suspension or termination of the 2015 Plan may, without the consent of the affected participant, impair any rights or obligations under any previously-granted award, unless the award itself otherwise expressly so provides. No ISO may be granted pursuant to 2015 Plan after the tenth anniversary of the date on which our board of directors adopted the 2015 Plan.

Certain Transactions

The plan administrator has broad discretion to take action under the 2015 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2015 Plan and outstanding awards. In the event of a “change in control” of the Company (as defined in the 2015 Plan), to the extent that the surviving entity declines to assume or substitute outstanding awards or it is otherwise determined that awards will not be assumed or substituted, the plan administrator may cause the awards to become fully vested and exercisable in connection with the transaction.

Certain Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to grants made under the 2015 Plan and certain other United States federal income tax issues. It is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. A participant will not be subject to tax at the time a non-qualified stock option is granted, and no tax deduction will then be available to the Company. Upon the exercise of a non-qualified stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price will be included in the participant’s ordinary income and we will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the participant or transferee of the non-qualified stock option as either capital gain or capital loss.

Incentive Stock Options. A participant will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction will then be available to the Company; however, the participant may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the ISO over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the participant has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by us at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the participant disposes of the shares without satisfying both the holding period and employment requirements, the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.

We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

LTIP Units. Participants generally are not expected to recognize taxable income at the time of the grant of LTIP Units or the vesting of those units, provided that (i) the LTIP Units qualify as “profits interests” within the meaning of the Code and related IRS guidance; (ii) the participant does not dispose of the LTIP Units within two years of issuance; and (iii) certain other requirements are met. As a holder of LTIP Units, however, a participant will be required to report on his or her income tax return his or her allocable share of our Operating Partnership’s income, gains, losses, deductions and credits in accordance with the partnership agreement of our Operating Partnership, regardless of whether our Operating Partnership actually makes a distribution of cash to the participant. Distributions of money by our Operating Partnership to the participant, will generally be taxable to the participant to the extent that such distributions exceed the participant’s tax basis in the participant's interest in our Operating Partnership. Any such gain generally will be capital gain, but a portion may be treated as ordinary income, depending on the assets of our Operating Partnership at that time. Some or all of such capital gain may be short term capital gain depending on the participant's holding period in our Operating Partnership. Upon the exchange of the LTIP Units (or the common partnership units into which the LTIP Units may be convertible) for Company shares, or the sale of such units, the participant will generally recognize gain or loss to the extent that the amount the participant receives plus the portion of our Operating Partnership’s liabilities allocated to such units exceeds the participant’s tax basis in such units. The gain generally will be taxable at capital gains rates, but may be subject to tax at higher rates depending on the assets of our Operating Partnership at the time of such disposition. The tax consequences may be similar with respect to any redemption by our Operating Partnership of such interests in exchange for cash. Generally, no deduction is available to us upon the grant, vesting or disposition of the LTIP Units.

Other Grants. The current federal income tax consequences of other grants authorized under the 2015 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); RSUs, dividend equivalents, unrestricted stock and performance awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid (other than employment taxes which are generally paid at the time such compensation is deferred or vested). In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to covered employees.

Section 162(m) of the Internal Revenue Code. Section 162(m) generally places a $1,000,000 annual limit on a publicly held corporation’s tax deduction for compensation paid to certain executive officers. Prior to the enactment of the Tax Cuts and Jobs Act, this limit did not apply to compensation that satisfied the applicable requirements for the “qualified performance-based compensation” exception to the Section 162(m) deductibility limitation. However, under the Tax Cuts and Jobs Act enacted in 2017, effective for tax years commencing after December 31, 2017 and the final regulations thereunder, effective December 30, 2020, the performance-based compensation exception, and our ability to rely on this exception, were eliminated (other than with respect to certain grandfathered arrangements in effect on November 2, 2017), and the limitation on deductibility generally was expanded to (i) include the publicly held corporation's chief executive officer, chief financial officer and three most highly compensated officers other than the chief executive office and chief financial officer and (ii) to apply the limitation to the covered executives in future years regardless of changes in the executives position or compensation.

We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result of the Company’s tax status as a REIT, the loss of a deduction under Section 162(m) may not affect the amount of federal income tax payable by the Company. Therefore, our board and our Compensation Committee generally have not taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Section 280G of the Internal Revenue Code. If awards under the 2015 Plan are granted, vest or are paid contingent on a change in control or a subsequent termination of employment, some or all of the value of the award may be considered an “excess parachute payment” under Section 280G of the Internal Revenue Code, which would result in the imposition of a 20 percent federal excise tax on the recipients of the excess parachute payments and a loss of our deduction for the excess parachute payments.

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”), which was enacted as part of the American Jobs Creation Act in late 2004, substantially changed the federal income tax law applicable to non-qualified deferred compensation, including certain equity-based compensation. The terms and conditions governing any grants that the Compensation Committee determines will be subject to Section 409A, including any rules for elective or mandatory deferral of the delivery of cash or shares of our common stock pursuant thereto, must be set forth in writing, and must comply in all respects with Section 409A.

New Plan Benefits

Other than with respect to awards to non-employee directors, because grants under the 2015 Plan are generally within the discretion of the Compensation Committee, it is not possible to determine the future grants that will be made under the 2015 Plan.

As described above under “Director Compensation,” pursuant to our Director Compensation Program, our non-employee directors receive annual equity grants in the form of LTIP Units or shares of our common stock. The table below sets forth the aggregate grant value that all non-employee directors as a group are expected to receive in 2025 pursuant to our current Director Compensation Program. As reflected in the table below, none of the named executive officers are guaranteed grants pursuant to any contract or other arrangement. If our stockholders do not approve the Amendment, we expect that sufficient shares will remain available for grant to our non-employee directors at the Annual Meeting under the 2015 Plan.

Name and Position	Dollar Value	Number of Units
Named Executive Officers:
Marcel Verbaas	$0	—
Barry A.N. Bloom	$0	—
Atish Shah	$0	—
Taylor C. Kessel	$0	—
Joseph T. Johnson	$0	—
All current executive officers, as a group	$0	—
All current non-executive officer directors, as a group:	$700,000	—
All non-executive officer employees as a group	$0	—

History of Grants Under the 2015 Plan

The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the 2015 Plan since its inception through March 21, 2025. The per share market value of our stock on that date was $12.48.

Name and Position	Restricted Stock Units (#)(1)	LTIP Units (#)(1)
Named Executive Officers:
Marcel Verbaas	40,420	2,359,363
Barry A.N. Bloom	20,283	1,169,800
Atish Shah	42,848	847,984
Taylor C. Kessel	136,776	252,366
Joseph T. Johnson	6,713	378,564
All current executive officers, as a group	—	—

All non-executive officer employees as a group	—	—
Current director nominees:
Keith E. Bass	3,650	57,723
Thomas M. Gartland	3,650	57,723
Beverly K. Goulet	3,650	57,723
Arlene Isaacs-Lowe	451	20,084
Mary E. McCormick	3,650	57,723
Terrence Moorehead	5,138	20,084
Dennis D. Oklak	3,650	57,723
All non-employee directors, as a group

Each associate of any such directors, executive officers or nominees

Each other person who received or is to receive 5% of such options or rights

All employees, including all current officers who are not executive officers, as a group

(1)     For performance-vesting awards, reflects target number of RSUs or LTIP base units.

Registration

We intend to file a registration statement on Form S-8 with the SEC with respect to the Amendment to cover shares issuable under the 2015 Plan (as amended by the Amendment).

Vote Required

Approval of the Amendment requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

✓	THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO APPROVE THE AMENDMENT TO THE 2015 PLAN.
Securities Authorized for Issuance Under Equity Compensation Plan

The following table sets forth information regarding securities authorized for issuance under the 2015 Plan as of December 31, 2024. The table does not reflect any issuances made in 2025 or any amounts under the 2015 Plan to be approved at the Annual Meeting.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:
Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan	3,017,097	—	3,077,428
Equity compensation plans not approved by security holders	—	—	—

(1)     Represents (i) 432,154 shares underlying awards of restricted stock units and (ii) 2,584,943 LTIP Units outstanding under the 2015 Incentive Award Plan, in each case, as of December 31, 2024.

(2)    Includes shares of common stock available for future grants under the 2015 Incentive Award Plan as of December 31, 2024.

As of March 21, 2025, 4,360,198 shares of our common stock have been awarded and remain unvested, comprised of 566,085 shares underlying awards of restricted stock units and 3,794,113 LTIP Units, leaving 1,490,571 shares of our common stock available for issuance under the 2015 Plan.

ARTICLE VI: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify our Audit Committee's appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our charter, bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate governance practice. Furthermore, the Audit Committee will take the results of the stockholder vote regarding KPMG’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
Pursuant to the Audit Committee charter, the Audit Committee shall pre-approve any audit and non-audit service provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Audit Committee or if such service falls within available exceptions under SEC rules or NYSE listing rules. Other than with respect to the annual audit of the Company's consolidated financial statements, the chair of the Audit Committee is authorized to pre-approve other audit services and non-audit services provided to the Company by the independent auditor and each such pre-approval decision will be presented to the full Committee at its next scheduled meeting.
Vote Required
Approval of the ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2025 requires the affirmative “FOR” vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

✓
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF XENIA HOTELS & RESORTS, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2024 and 2023, respectively.
During fiscal years 2024 and 2023, all of the services provided by KPMG LLP for the services described below related to Audit, Audit-Related Fees, Tax Fees, and All Other Fees and were pre-approved in accordance with the policies and procedures described above.

	FY 2024	FY 2023
Audit Fees(1)	$1,232,439	$1,187,853
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,780	1,780
Total	$1,234,219	$1,189,633
The following are footnotes to the above table, in accordance with SEC definitions:
(1)Audit fees include services rendered for the review of registration statements and consents that are normally provided by accountants in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to equity issuances.

ARTICLE VII: REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors of Xenia Hotels & Resorts, Inc. (the “Company”) assists the Board of Directors in its oversight of the integrity of the Company’s financial statements. Management has the primary responsibility for the financial statements, the reporting process and maintaining an effective system of internal controls over financial reporting. The Company’s independent auditors are engaged to audit and express opinions on the conformity of the Company’s financial statements to U.S. generally accepted accounting principles and the effectiveness of the Company's internal controls over financial reporting.
In addition to fulfilling its oversight responsibilities as set forth in its charter and further described in the section of the Company’s proxy statement for the 2025 Annual Meeting of Stockholders titled “Audit Committee,” the Audit Committee has performed the following:
•    Prior to the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, reviewed and discussed with management and KPMG LLP (“KPMG”) the Company’s audited consolidated financial statements.
•    Discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and any other matters required to be communicated to the committee by KPMG under auditing standards established from time to time by the PCAOB or SEC rules and regulations.
•    Evaluated KPMG’s qualifications, performance and independence (consistent with SEC requirements), which included the receipt and review of the written disclosures and presentations from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussions with KPMG regarding its independence.
Based on the reviews and discussions with management and KPMG cited above, including the review of KPMG’s disclosures to the Audit Committee and review of the representations of management and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.
Submitted by the members of the Audit Committee of the Board of Directors.

Audit Committee of the Board of Directors
Beverly K. Goulet, Chair
Arlene Isaacs-Lowe
Mary E. McCormick
*This report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any Xenia filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

ARTICLE VIII: STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock by (i) each person who we believe is a beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, nominees and named executive officers as of March 21, 2025 and (iii) all directors, nominees and executive officers as a group.
As of March 21, 2025, we had an aggregate of 101,436,285 shares of common stock outstanding.
Unless otherwise indicated, the address of each named person is c/o Xenia Hotels & Resorts, Inc., 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities, and no shares beneficially owned by any director, nominee or executive officer have been pledged as security.

Beneficial Owner	Number of Shares(1)		% of Shares Outstanding(2)
5% or greater stockholders
BlackRock, Inc.(3)	20,186,130		19.9%
The Vanguard Group, Inc.(4)	17,882,613		17.6%
Wellington Management Group LLP (5)	10,137,079		10.0%
State Street Corporation (6)	6,922,713		6.8%
Directors, Director Nominees and Named Executive Officers
Marcel Verbaas	1,442,528	(7)	1.4%
Barry A.N. Bloom	729,392	(8)	*
Atish Shah	443,763	(9)	*
Joseph T. Johnson	148,295	(10)	*
Taylor C. Kessel	117,921	(11)	*
Thomas M. Gartland	68,573	(12)	*
Keith E. Bass	68,373	(13)	*
Mary E. McCormick	65,973	(14)	*
Beverly K. Goulet	61,373	(15)	*
Dennis D. Oklak	61,373	(16)	*
Terrence Moorehead	25,222	(17)	*
Arlene Isaacs-Lowe	20,535	(18)	*
All Current Executive Officers and Directors as a Group (12 persons)	3,253,321	(19)	3.2%

* Indicates less than 1%
(1)For directors and executive officers, numbers include shares of common stock for which vested and unvested Time-Based LTIP Units and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units). Once LTIP Units have achieved full parity with Common Units, vested LTIP Units may be converted by the holder into an equal number of Common Units, which are redeemable by the holder for an equivalent number of shares of common stock or the cash value of such shares, at the Company’s option.
(2)Based on 101,436,285 shares of our common stock outstanding as of March 21, 2025. For each director and named executive officer, the percentage of shares of our common stock beneficially owned by such person includes shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such person but no other person (assuming certain conditions are met and the LTIP Units are first converted into Common Units). For all directors and named executive officers as a group, the percentage of shares of our common stock beneficially owned by such persons includes all shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed by such persons (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(3)Based solely on information contained in a Schedule 13G filed on January 19, 2024 (the “BlackRock 13G”), BlackRock, Inc. beneficially owns 20,186,130 shares of common stock, with sole power to vote 19,757,359 of such shares and sole power to dispose of 20,186,130 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd.; other than BlackRock Fund Advisors, each individually owning less than 5% of the total outstanding shares of common stock. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(4)Based solely on information contained in a Schedule 13G filed on February 13, 2024 (the “Vanguard 13G”), The Vanguard Group beneficially owns 17,882,613 shares of common stock, with sole power to vote on none of such shares, shared power to vote 164,829 of such shares, sole power to dispose of 17,604,473 of such shares, and shared power to dispose of 278,140 of such shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Boulevard., Malvern, Pennsylvania 19355.
(5)Based solely on information contained in a Schedule 13G/A filed on February 9, 2024 (the "Wellington 13G"), Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP beneficially own 10,137,079 shares of common stock, with sole power to vote on none of such shares, shared power to vote 7,554,713 of such shares, and shared power to dispose of 10,137,079 of such shares through itself and being the parent holding company or control person over each of the following subsidiaries: Wellington Group Holdings LLP-HC; Wellington Investment Advisors LLP-HC; and Wellington Management Global Holdings, Ltd.-HC; each individually owning less than 5% of the total outstanding shares of common stock. The principal business address is 280 Congress Street, Boston, Massachusetts 02210.
(6)Based solely on information contained in a Schedule 13G/A filed on January 30, 2024 (the "State Street 13G"), State Street Corporation beneficially owns 6,922,713 shares of common stock, with sole power to vote on none of such shares, shared power to vote 5,520,858 of such shares, sole power to dispose of none of such shares, and shared power to dispose of 6,911,213 of such shares, through itself and being the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc.; State Street Global Advisors Europe Limited; State Street Global Advisors Limited; State Street Global Advisors Trust Company; State Street Global Advisors, Australia, Limited; State Street Global Advisors (Japan) Co., Ltd.; and State Street Global Advisors Asia Limited; each individually owning less than 5% of the total outstanding shares of common stock. The principal business address is One Congress Street, Suite 1, Boston, Massachusetts 02114.
(7)Includes 1,172,732 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(8)Includes 511,651 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(9)Includes 72,958 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(10)Includes 57,983 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(11)Includes 87,911 shares of common stock for which vested Class A Units and vested and unvested Time-Based LTIP Units may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(12)Includes 57,723 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(13)Includes 57,723 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(14)Includes 57,723 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(15)Includes 57,723 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(16)Includes 57,723 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(17)Includes 20,084 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(18)Includes 20,084 shares of common stock for which LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).
(19)Includes 2,232,018 shares of common stock for which vested and unvested Time-Based LTIP Units, vested Class A Units, and LTIP Units that were fully vested on the grant date may be redeemed (assuming certain conditions are met and the LTIP Units are first converted into Common Units).

ARTICLE IX: CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
STATEMENT OF POLICY REGARDING TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written policy regarding the review, approval and ratification of transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that management present to the Audit Committee any proposed “related person transaction” (defined as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) had, has or will have a direct or indirect interest), including all relevant facts and circumstances relating thereto. The Audit Committee will review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party, whether the related party transaction is inconsistent with the interests of the Company and its stockholders, the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Any related person transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with Section 2-419 of the MGCL (if applicable), or any successor provision thereto, the Company’s charter and bylaws and the guidelines set forth in the related person policy.
ARTICLE X: ATTENDING THE ANNUAL MEETING
If you plan to attend the Annual Meeting, you must be a registered holder or beneficial owner of shares of Xenia common stock as of the close of business on the record date of March 21, 2025, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing the "Register for Meeting" registration link at www.proxyvote.com and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or Notice). Representatives of corporate or institutional stockholders will need to pre-register and bring valid, government-issued photo identification to the meeting together with their admission ticket. If you are unable to print your tickets, please contact us at 407-246-8100 for assistance. Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on Friday, May 9, 2025. Please note that seating for beneficial owners is limited and requests for tickets by beneficial owners will be accepted on a first-come, first-served basis. On the day of the meeting, each stockholder will be required to present a valid picture identification such as a driver's license or passport with their admission ticket and you may be denied admission if you do not. Seating will begin at 7:50 a.m. and the meeting will begin promptly at 8:00 a.m.
ARTICLE XI: MISCELLANEOUS

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

This proxy statement for the Annual Meeting and the Annual Report for the fiscal year ended December 31, 2024, are available free of charge at www.proxyvote.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Xenia Hotels & Resorts, Inc., Attention: Corporate Secretary, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents. You may also obtain the Annual Report on Form 10-K over the internet at the SEC’s website at www.sec.gov or on our website at www.xeniareit.com.
HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders may be householding the Company’s proxy materials. If you receive a householding notification from your broker, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received by your broker. Once you receive notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, if you receive a householding notification and wish to receive a separate Annual Report or proxy statement at your address, you should also contact your broker directly. If you wish to receive a separate set of proxy materials for the 2025 Annual Meeting, we will deliver them promptly upon request sent to Xenia Hotels & Resorts, Inc., Attention: Corporate Secretary, 200 S. Orange Avenue, Suite 2700, Orlando, Florida 32801 or by calling 407-246-8100.

FORWARD-LOOKING STATEMENTS

This proxy statement, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "commit," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this proxy statement include, among others, statements about our plans, strategies, timing of renovations, compensation performance targets or goals, equity awards or other future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii) macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities; (iii) inflation which increases our labor and other costs of providing services to guests and meeting hotel brand standards as well as costs related to construction and other capital expenditures, property and other taxes, and insurance which could result in reduced operating profit margins; (iv) the impact of supply chain disruptions on our ability to source furniture, fixtures, and equipment required to comply with brand standards and guest expectations and the ability of our third-party managers to source supplies and other items required for operations; (v) our ability to comply with contractual covenants; (vi) business, financial and operating risks inherent to real estate investments and the lodging industry; (vii) seasonal and cyclical volatility in the lodging industry; (viii) adverse changes in specialized industries, such as the energy, technology and/or tourism industries, that result in a sustained downturn of related businesses and corporate spending that may negatively impact our revenues and results of operations; (ix) levels of spending in transient or group business and leisure segments as well as consumer confidence; (x) declines in occupancy and ADR; (xi) decreased business travel for in-person meetings due to technological advancements in virtual meetings and/or changes in guest and consumer preferences, including consideration of the impact of travel on the environment; (xii) fluctuations in the supply of hotels due to hotel construction and/or renovation and expansion of existing hotels and demand for hotel rooms; (xiii) changes in the competitive environment in the lodging industry, including due to consolidation of management companies, franchisors, and online travel agencies and changes in the markets where we own hotels; (xiv) events beyond our control, such as war, terrorist or cyber-attacks, mass casualty events, government shutdowns and closures, travel-related health concerns, global outbreaks of pandemics (such as the COVID-19 pandemic) or contagious diseases, or fear of such outbreaks, weather and climate-related events, such as hurricanes, wildfires, tornadoes, floods, and droughts, and natural or man-made disasters; (xv) cyber incidents and information technology failures, including unauthorized access to our computer systems and/or our vendors' computer systems, and our third-party management companies' or franchisors' computer systems and/or their vendors' computer systems; (xvi) changes in interest rates and operating costs, including labor and service related costs; (xvii) our inability to directly operate our properties and reliance on third-party hotel management companies to operate and manage our hotels; (xviii) our ability to maintain good relationships with our third-party hotel management companies and franchisors; (xix) our failure to maintain and/or comply with required brand operating standards; (xx) our ability to maintain our brand licenses at our hotels; (xxi) relationships with labor unions and changes in labor laws, including increases to minimum wages; (xxii) retention and attraction of our senior management team or key personnel; (xxiii) our ability to identify and consummate additional acquisitions and dispositions of hotels; (xxiv) our ability to integrate and successfully operate any hotel properties that we acquire in the future and the risks associated with these hotel properties; (xxv) disruption resulting from the impact of hotel renovations, repositionings, redevelopments and re-branding activities; (xxvi) our ability to access capital for renovations, acquisitions and general operating needs on terms and at times that are acceptable to us; (xxvii) the fixed cost nature of hotel ownership; (xxviii) our ability to service, restructure or refinance our debt; (xxix) compliance with regulatory regimes and local laws; (xxx) uninsured or underinsured losses, including those relating to weather and climate-related events, natural disasters, civil unrest, terrorism or cyber-attacks and the physical effects and transition-related impacts of climate change; (xxxi) changes in distribution channels, such as through internet travel intermediaries or websites that facilitate the short-term rental of homes and apartments from owners; (xxxii) the amount of debt that we currently have or may incur in the future; (xxxiii) provisions in our debt agreements that may restrict the operation of our business; (xxxiv) our organizational and governance structure; (xxxv) our status as a REIT; (xxxvi) our TRS lessee structure; (xxxvii) the cost of compliance with and liabilities under environmental, health and safety laws; (xxxviii) adverse litigation judgments or settlements or regulatory proceedings; (xxxix) changes in real estate and zoning laws;

(xl) increases in real property tax valuations or rates; (xli) increases in insurance costs or other fixed costs; (xlii) changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; (xliii) changes in governmental regulations or interpretations thereof; (xliv) estimates relating to our ability to make distributions to our stockholders in the future; and (xlv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this proxy statement. Additionally, we may provide information herein that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders. Much of this information is subject to assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability or quality of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the proxy holders to vote the shares represented by all valid proxies in accordance with their discretion on such matters.

By Order of the Board of Directors

Marcel Verbaas
Chair and Chief Executive Officer
Orlando, Florida
March 31, 2025

XENIA HOTELS & RESORTS, INC.
200 SOUTH ORANGE AVE
SUITE 2700
ORLANDO, FL 32801

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66583-P26731 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

XENIA HOTELS & RESORTS, INC.

The Board of Directors recommends you vote FOR all of the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Marcel Verbaas	☐	☐	☐
1b. Keith E. Bass	☐	☐	☐
1c. Thomas M. Gartland	☐	☐	☐
1d. Beverly K. Goulet	☐	☐	☐
1e. Arlene Isaacs-Lowe	☐	☐	☐
1f. Mary E. McCormick	☐	☐	☐
1g. Terrence Moorehead	☐	☐	☐
1h. Dennis D. Oklak	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.	For	Against	Abstain
2. To approve, on an advisory and non-binding basis, the compensation of the named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. To approve an amendment to the 2015 Incentive Award Plan to increase the number of shares that may be issued thereunder.	☐	☐	☐
4. Ratification of the appointment of KPMG LLP as Xenia Hotels & Resorts, Inc.'s independent registered public accounting firm for fiscal year 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign and date personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

APPENDIX A

XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC.
AND XHR LP
2015 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE
The purpose of the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), XHR Holding, Inc. (the “TRS”) and XHR LP (the “Partnership”) by linking the individual interests of Employees, Consultants and members of the Board and TRS Directors to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company, the TRS, the Partnership and their subsidiaries in their ability to motivate, attract, and retain the services of those individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s, the TRS’ and the Partnership’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11 hereof. With reference to the duties of the Administrator under the Plan which have been delegated to one or more persons pursuant to Section 11.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean the Partnership, the TRS, any Parent or any Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Applicable Law” shall mean any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5 “Award” shall mean an Option, a Restricted Stock award, a Performance Bonus Award, a Dividend Equivalent award, a Stock Payment award, a Restricted Stock Unit award, a Performance Share award, an Other Incentive Award, an LTIP Unit award or a Stock
Appreciation Right, which may be awarded or granted under the Plan.

2.6 “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean the first to occur of any of the events set forth in the following paragraphs: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or an Affiliate or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; (ii) a merger, reverse merger or other business combination or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than an Affiliate of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger, reverse merger, business combination or consolidation; (iii) a majority of the members of the Board in effect on the Effective Date are replaced during any 12 month period after the Effective Date by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or (iv) a person (or group), other than an Affiliate, acquires (or has acquired, during a 12-month period), assets that have a total gross fair market value of forty percent (40%) or more of the total gross fair market value of all assets of the Company immediately prior to such acquisition.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event” (within the meaning of Section 409A of the Code). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 11 hereof.

2.11 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12 “Company” shall mean Xenia Hotels & Resorts, Inc., a Maryland corporation.

2.13 “Consultant” shall mean any consultant or advisor of the Company, the TRS, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.14 “Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15 “Director” shall mean a member of the Board, as constituted from time to time.

2.16 “Distribution Date” shall have the meaning set forth in that certain Separation and Distribution Agreement, by and between Inland American Real Estate Trust, Inc. (“Inland American”) and the Company, which provides for the distribution of the Common Stock by Inland American to its stockholders.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.18 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean the date immediately prior to the Distribution Date.

2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the
Administrator.

2.21 “Employee” shall mean any officer or other employee (within the meaning of Section 3401(c) of the Code) of the Company, the TRS, the Partnership or any Subsidiary.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.25 “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.26 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.27 “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.28 “LTIP Unit” shall mean an “LTIP Unit” of the Partnership (as defined in the Partnership Agreement”) that is granted pursuant to Section 9.7 hereof and is intended to constitute a “profits interest” within the meaning of the Code.

2.29 “Non-Employee Director” shall mean a Director of the Company or a TRS Director, in either case, who is not an Employee.

2.30 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive
Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.31 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.32 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.33 “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.6 hereof.

2.34 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.35 “Participant” shall mean a person who has been granted an Award pursuant to the Plan.

2.36 “Partnership” shall mean XHR LP, a Delaware limited partnership.

2.37 “Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of XHR LP, as the same may be amended, modified or restated from time to time.

2.38 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39 “Performance Bonus Award” shall mean an Award that is granted under Section 9.1 hereof.

2.40 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings or adjusted net earnings (in each case, either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (vii) return on assets; (viii) return on net assets; (ix) return on capital or return on invested capital; (x) return on stockholders’ equity; (xi) stockholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs, reductions in costs and cost control measures; (xv) funds from operations; (xvi) adjusted funds from operations; (xvii) core funds from operations; (xviii) cash available for distribution; (xix) productivity; (xx) expenses; (xxi) margins; (xxii) working capital; (xxiii) earnings or loss per share; (xxiv) adjusted earnings or loss per share; (xxv) price per Share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xxvi) revenue per available room (RevPAR); (xxvii) implementation or completion of critical projects; (xxviii) market share; (xxix) debt levels or reduction; (xxx) comparisons with other stock market indices; (xxxi) financing and other capital raising transactions; (xxxii) acquisition activity; (xxxiii) economic value-added; (xxxiv) customer satisfaction, (xxxv) earnings as a multiple of interest expense; and (xxxvi) total capital invested in assets, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease, or on a relative basis, or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in Applicable Accounting Standards; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the sale or disposition of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Law, Applicable Accounting Standards or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.41 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall performance of the Company, the TRS, the Partnership, any Subsidiary, any division or business unit thereof or an individual. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards.

2.42 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, vesting of, and/or the payment of, an Award.

2.43 “Performance Share” shall mean a contractual right awarded under Section 9.5 hereof to receive a number of Shares or the Fair Market Value of such number of Shares in cash based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.44 “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the General Instructions to Form S-8 Registration Statement under the Securities Act or any successor Form thereto, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.45 “Plan” shall mean this Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan, as it may be amended from time to time.

2.46 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47 “REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

2.48 “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture.

2.49 “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.4 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.

2.50 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.51 “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.52 “Shares” shall mean shares of Common Stock.

2.53 “Stock Appreciation Right” shall mean an Award entitling the Participant (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.54 “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.55 “Subsidiary” shall mean (a) a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company, the TRS, the Partnership and/or by one or more Subsidiaries, (b) any partnership or limited liability company of which fifty percent (50%) or more of the equity interests are owned, directly or indirectly, by the Company, the Partnership, the TRS and/or by one or more Subsidiaries, and (c) any other entity not described in clauses (a) or (b) above of which fifty percent (50%) or more of the ownership and the power (whether voting interests or otherwise), pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership, the TRS and/or by one or more Subsidiaries.

2.56 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity that is a party to such transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.57 “Termination of Service” shall mean, unless otherwise determined by the Administrator:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment and/or service as an Employee and/or Consultant with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service as a Consultant and/or Director with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for cause and whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.58 “TRS” shall mean XHR Holding, Inc.

2.59 “TRS Director” shall mean a member of the Board of Directors of the TRS.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 7,000,000 Shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 7,000,000 Shares. Each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limits set forth in Section 3.3 hereof.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 12.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except to the extent required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan to the extent that grants of Awards using such available shares are (i) permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed and (ii) made only to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2 hereof, (a) the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 700,000 Shares, (b) the maximum aggregate amount of cash that may be paid in cash during any calendar year with respect to one or more Awards payable in cash shall be $10,000,000, and (c) the maximum aggregate value (determined as of the date of grant under Applicable Accounting Standards), determined as of the date of grant, of Awards that may be granted to any Non-Employee Director during any calendar year shall be $300,000 (together, the “Individual Award Limits”).

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual or other Person shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5 Foreign Participants. Notwithstanding any provision of the Plan or an applicable Program to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALITY AS PERFORMANCE-BASED COMPENSATION

5.1 Purpose. The Administrator, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Administrator, in its sole discretion, decides to grant an Award that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan or any applicable Program. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Procedures with Respect to Performance-Based Compensation. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Eligible Individuals; (b) select the Performance Criteria applicable to the Performance Period; (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria; and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an Award Agreement, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.3 Payment of Performance-Based Compensation. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Unless otherwise provided in the applicable Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such Performance Period are achieved.

5.4 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed by Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Section 424(e) and 424(f) of the Code, respectively) exceeds one hundred thousand dollars ($100,000), the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as

Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code.

6.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

6.4 Option and SAR Term. The term of each Option and the term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option or Stock Appreciation Rights, as applicable, is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options or Stock Appreciation Rights, which time period may not extend beyond the stated term of the Option or Stock Appreciation Right. Except as limited by the requirements of Section 409A or Section 422 of the Code, subject to the limitations set forth in the first sentence of this Section 6.4, the Administrator may extend the term of any outstanding Option or Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Participant or otherwise, and may amend any other term or condition of such Option or Stock Appreciation Right relating to such a Termination of Service or otherwise.

6.5 Option and SAR Vesting.

(a) The terms and conditions pursuant to which an Option or Stock Appreciation Right vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option or Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option or Stock Appreciation Right.

(b) Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable.

6.6 Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE 7.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

7.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 7 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

7.2 Manner of Exercise. All or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option or Stock Appreciation Right shall be exercised pursuant to Section 10.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2 hereof.

7.3 Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years after the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) of such Option to such Participant, or (b) one (1) year after the date of transfer of such Shares to such Participant.

ARTICLE 8.
RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

8.2 Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the Plan, an applicable Program or in the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares may be subject to the restrictions set forth in Section 8.3 hereof. In addition, with respect Restricted Stock that is subject to performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

8.3 Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of any Program or by the applicable Award Agreement.

8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse and be forfeited, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a purchase price was paid by the Participant for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not terminate, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5 Certificates/Book Entries for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

ARTICLE 9.

PERFORMANCE BONUS AWARDS; DIVIDEND EQUIVALENTS; STOCK PAYMENTS; RESTRICTED STOCK UNITS; PERFORMANCE SHARES; OTHER INCENTIVE AWARDS; LTIP UNITS

9.1 Performance Bonus Awards.

(a) The Administrator may grant Awards in the form of a cash bonus (a “Performance Bonus Award”) payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall have the authority to determine whether such Performance Bonus Awards shall be Performance-Based Compensation. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2 Dividend Equivalents.

(a) Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that is subject to performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

9.3 Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or may permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be consistent with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.5 Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share awards which shall be denominated in a number or range of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.6 Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator. Other Incentive Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

9.7 LTIP Units. The Administrator is authorized to grant LTIP Units in such amount and subject to such terms and conditions as may be determined by the Administrator; provided, however, that LTIP Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (a) in the Participant’s capacity as a partner of the Partnership, (b) in anticipation of the Participant becoming a partner of the Partnership, or (c) as otherwise determined by the Administrator, provided that the LTIP Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Administrator shall specify the conditions and dates upon which the LTIP Units shall vest and become nonforfeitable. LTIP Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Administrator may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

9.8 Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.9 Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator, or (e) any combination of the foregoing. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Section 10.3(b) or (c) hereof:

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii) During the lifetime of the Participant, only the Participant may exercise any exercisable portion of an Award granted to him under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is to become a Non-Qualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer. In addition, and further notwithstanding Section 10.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator in writing prior to the Participant’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such Applicable Law.

(b) All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Participant deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture and Claw-Back Provisions.

(a) Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (y) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Participant incurs a Termination of Service for cause; and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of such Award, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Prohibition on Repricing. Subject to Section 12.2 hereof, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2 hereof, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.7 Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall not be suspended during any unpaid leave of absence.

ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors of the Company appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in the Organizational Documents. Except as may otherwise be provided in the Organizational Documents, appointment of Committee members shall be effective upon acceptance of appointment, Committee members may resign at any time by delivering written or electronic notice to the Board, and vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors of the Company and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6 hereof.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not materially adversely affected by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 12.13 hereof. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Committee. Unless otherwise established by the Board or in the Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Determine as between the Company, the TRS, the Partnership and any Subsidiary which entity will make payments with respect to an Award, consistent with applicable securities laws and other Applicable Law;

(h) Decide all other matters that must be determined in connection with an Award;

(i) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(j) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

11.6 Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under the Organizational Documents, Section 162(m) of the Code and other Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 12.13 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Administrator may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator: (i) increase the Share Limit or any Individual Award Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 hereof. Notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan is adopted by the Board.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b) In the event of any transaction or event described in Section 12.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price;

(iii) To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator in its sole discretion; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits).

The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d) Except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company (or an Affiliate) and a Participant, if a Change in Control occurs and a Participant’s outstanding Awards are not continued, converted, assumed, or replaced by the surviving or successor entity in such Change in Control, then, immediately prior to the Change in Control, such outstanding Awards, to the extent not continued, converted, assumed, or replaced, shall become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 12.2(d) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) with respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, cause such Award to fail to so qualify as Performance-Based Compensation, (ii) cause the Plan to violate Section 422(b)(1) of the Code, (iii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iv) cause an Award to fail to be exempt from or comply with Section 409A of the Code.

(g) The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company, the stockholders of the Company or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or such Affiliate’s capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock, the securities of any Affiliate or the rights thereof or which are convertible into or exchangeable for Common Stock or securities of any Affiliate, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval, provided, however, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders, and provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all such Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

12.6 Section 83(b) Election. No Participant may make an election under Section 83(b) of the Code with respect to any Award under the Plan without the consent of the Administrator, which the Administrator may grant or withhold in its sole discretion. If, with the consent of the Administrator, a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Award as of the date of transfer of the Award rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

12.7 Grant of Awards to Certain Employees or Consultants. The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities of the Company or the Partnership may be issued and by which such Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant.

12.8 REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such Award could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 7.2 of the Company’s charter; or

(b) if, in the discretion of the Administrator, the grant, vesting, exercise or settlement of such Award could impair the Company’s status as a REIT.

12.9 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.10 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the issuance and delivery of Shares and LTIP Units and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Law.

12.11 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.12 Governing Law. The Plan and any Programs or Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.13 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.13 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.14 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

12.15 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

12.16 Indemnification. To the extent allowable pursuant to Applicable Law and the Company’s charter and bylaws, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.17 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.18 Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on January 9, 2015.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Xenia Hotels & Resorts, Inc. on January 9, 2015.

[SIGNATURE PAGE FOLLOWS]

Executed on this 9th day of January, 2017.

/s/ Marcel Verbaas
Marcel Verbaas
President and Chief Executive Officer

FIRST AMENDMENT TO
XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP
2015 INCENTIVE AWARD PLAN

THIS FIRST AMENDMENT TO XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP 2015 INCENTIVE AWARD PLAN (this “First Amendment”), dated as of February 24, 2017, is made and adopted by the Board of Directors (the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (the “Plan”);

WHEREAS, pursuant to Section 12.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein.

AMENDMENT

1.The second and third sentences of Section 10.2 of the Plan are hereby amended and restated in their entirety as follows:

“In satisfaction of the foregoing requirement or in satisfaction of any additional tax withholding, the Company may satisfy, or may allow a Participant to satisfy, such obligations by any payment means described in Section 10.1 hereof, including, without limitation, by withholding, or allowing such Participant to elect to have the Company or an Affiliate withhold, Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum individual statutory withholding rates in the applicable jurisdiction.”

2. This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3. Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing First Amendment was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on February 24, 2017.

Executed on this 24th day of February, 2017.

/s/ Taylor C. Kessel
Taylor C. Kessel
Senior Vice President and General Counsel

SECOND AMENDMENT TO
XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP
2015 INCENTIVE AWARD PLAN

THIS SECOND AMENDMENT TO XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP 2015 INCENTIVE AWARD PLAN (this “Second Amendment”), is made and adopted by the Board of Directors (the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), on March 26, 2020, effective as of the date of the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), provided that it is approved by the Company’s stockholders on that date (the “Second Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 12.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the date of the 2020 Annual Meeting, provided that it is approved by the Company’s stockholders on that date.

AMENDMENT

1.Section 3.1 (a). Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 9,000,000 Shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 9,000,000 Shares. Each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limits set forth in Section 3.3 hereof

2. Section 3.1(d). The following new Section 3.1(d) is hereby added to the Plan:

(d) Notwithstanding any other provision of the Plan to the contrary, but subject to Section 12.2 of the Plan, Awards granted under the Plan on or after the effective date of the Second Amendment to the Plan (the “Amendment Date”) shall vest no earlier than the first anniversary of such Award’s date of grant; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to this Section 3.1 (as such number of shares of Common Stock may be increased from time to time in accordance with the Plan) may be granted to any one or more Participants without respect to such minimum vesting provisions. For purposes of Awards granted to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders. Notwithstanding the foregoing, nothing in this Section 3.1(d) shall preclude or limit any Award or other arrangement (or any action by the Committee) from providing for accelerated vesting of such Award in connection with or following a Participant’s death, disability, retirement or involuntary termination or in connection with the occurrence of a Change in Control.”

3. This Second Amendment shall be and, as of the Second Amendment Date, is hereby incorporated in and forms a part of the Plan.

4. Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing Second Amendment was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on March 26, 2020, and approved by the stockholders of Xenia Hotels & Resorts, Inc. on May 19, 2020.

Executed on this 19th day of May, 2020.

/s/ Taylor C. Kessel
Taylor C. Kessel
Senior Vice President and General Counsel

THIRD AMENDMENT TO
XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP
2015 INCENTIVE AWARD PLAN

THIS THIRD AMENDMENT TO XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP 2015 INCENTIVE AWARD PLAN (this “Third Amendment”), dated as of April 30, 2020, is made and adopted by the Board of Directors (the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 12.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein.

AMENDMENT

1.Section 11.4(d). Section 11.4(d) of the Plan is hereby amended and restated in the entirety as follows:

“(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;”

2. This Third Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3. Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing Third Amendment was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on April 30, 2020.

Executed on this 30th day of April, 2020.

/s/ Taylor C. Kessel
Taylor C. Kessel
Senior Vice President and General Counsel

FOURTH AMENDMENT TO
XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP
2015 INCENTIVE AWARD PLAN

THIS FOURTH AMENDMENT TO XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP 2015 INCENTIVE AWARD PLAN (this “Fourth Amendment”), is made and adopted by the Board of Directors (the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), on March 28, 2023, effective as of the date of the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), provided that it is approved by the Company’s stockholders on that date (the “Fourth Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 12.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the date of the 2023 Annual Meeting, provided that it is approved by the Company’s stockholders on that date.

AMENDMENT

1.Section 3.1 (a). Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 11,750,000 Shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 11,750,000 Shares. Each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limits set forth in Section 3.3 hereof.

3. This Fourth Amendment shall be and, as of the Fourth Amendment Date, is hereby incorporated in and forms a part of the Plan.

4. Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing Fourth Amendment was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on March 28, 2023, and approved by the stockholders of Xenia Hotels & Resorts, Inc. on May 16, 2023.

Executed on this 16th day of May, 2023.

/s/ Taylor C. Kessel
Taylor C. Kessel
Senior Vice President and General Counsel

APPENDIX B

FIFTH AMENDMENT TO
XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP
2015 INCENTIVE AWARD PLAN

THIS FIFTH AMENDMENT TO XENIA HOTELS & RESORTS, INC., XHR HOLDING, INC. AND XHR LP 2015 INCENTIVE AWARD PLAN (this “Fifth Amendment”), is made and adopted by the Board of Directors (the “Board”) of Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), on March 27, 2025, effective as of the date of the Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), provided that it is approved by the Company’s stockholders on that date (the “Fifth Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Xenia Hotels & Resorts, Inc., XHR Holding, Inc. and XHR LP 2015 Incentive Award Plan (as amended, the “Plan”);

WHEREAS, pursuant to Section 12.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Company desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein, effective as of the date of the 2025 Annual Meeting, provided that it is approved by the Company’s stockholders on that date.

AMENDMENT

1.Section 3.1 (a). Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

(a) Subject to Section 3.1(b) and Section 12.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 14,000,000 Shares (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 14,000,000 Shares. Each LTIP Unit issued pursuant to an Award shall count as one Share for purposes of calculating the aggregate number of Shares available for issuance under the Plan as set forth in this Section 3.1(a) and for purposes of calculating the Individual Award Limits set forth in Section 3.3 hereof.

3. This Fifth Amendment shall be and, as of the Fifth Amendment Date, is hereby incorporated in and forms a part of the Plan.

4. Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.

[Signature Page Follows]

I hereby certify that the foregoing Fifth Amendment was duly adopted by the Board of Directors of Xenia Hotels & Resorts, Inc. on March 27, 2025, and approved by the stockholders of Xenia Hotels & Resorts, Inc. on May 13, 2025.

Executed on this ____ day of May, 2025.

Taylor C. Kessel
Senior Vice President and General Counsel